Exhibit 10.1

U.S. $2,200,000,000

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

Dated as of June 11, 2025

among

BAXTER INTERNATIONAL INC.

as the Borrower Representative

BAXTER HEALTHCARE SA,

BAXTER WORLD TRADE SRL,

and

Each Additional Borrower from Time to Time Party Hereto

as Borrowers

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Banks

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.

as Syndication Agents

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.

and

CITIBANK, N.A.

as Co-Lead Arrangers and Joint Bookrunners

i

EXHIBITS AND SCHEDULES

Exhibit 5.20	-	Form of Designation Letter
Exhibit 11.06	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of U.S. Tax Compliance Certificate
Exhibit C-2	-	Form of U.S. Tax Compliance Certificate
Exhibit C-3	-	Form of U.S. Tax Compliance Certificate
Exhibit C-4	-	Form of U.S. Tax Compliance Certificate

Schedule 1.01	-	Commitments
Schedule 1.02	-	Existing Letters of Credit
Schedule 5	-	Pricing Matrix

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

Dated as of June 11, 2025

Baxter International Inc., a Delaware corporation (the “Borrower Representative”), is party to that certain Five-Year Credit Agreement, dated as of September 30, 2021 (as amended by the First Amendment, dated as of September 28, 2022, by the Second Amendment, dated as of September 28, 2022, the Third Amendment, dated as of March 13, 2023 and the Fourth Amendment, dated as of March 21, 2024 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing USD Facility”), among the Borrower Representative, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent thereunder. Baxter Healthcare SA, a corporation duly organized and existing under the laws of Switzerland (“Baxter Healthcare SA”) and Baxter World Trade SRL, a private limited liability company duly incorporated under the laws of Belgium, with statutory seat at Boulevard René Branquart 80, 7860 Lessines (Belgium) and registered with the Crossroad Bank for Enterprises under number 0426.694.684 (“Baxter World Trade SRL”) are party to that certain Credit Agreement, dated as of December 20, 2019 (as amended by the First Amendment, dated as of October 1, 2021 and the Second Amendment, dated as of September 28, 2022 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing EUR Facility”) among Baxter Healthcare SA, Baxter World Trade SRL, the financial institutions from time to time party thereto and J. P. Morgan SE as administrative agent thereunder. The Borrowers have requested to amend and restate the Existing USD Facility on the terms set forth in this Agreement in order to refinance and replace, in their entirety, the Existing USD Facility and the Existing EUR Facility. The Borrower Representative, Baxter Healthcare SA, Baxter World Trade SRL, the financial institutions listed on the signature pages of this Agreement under the heading “Banks” (such financial institutions and any successor financial institution that becomes a party to this Agreement pursuant to Section 2.05, 5.18 or 11.06, each a “Bank” and collectively, the “Banks”) and JPMorgan Chase, as administrative agent hereunder (such administrative agent (or any of its designated branch offices or affiliates) and any successor administrative agent appointed pursuant to Section 10.07, the “Administrative Agent”), agree to amend and restate the Existing USD Facility.

ARTICLE I.

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Amended and Restated Five-Year Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” is defined in Section 11.15.

“Additional Borrower” means each Wholly-Owned Subsidiary of the Borrower Representative which becomes a “Borrower” hereunder pursuant to Section 5.20.

“Adjusted EURIBOR Rate” means, (a) with respect to any Term Benchmark Borrowing by a U.S. Borrower denominated in Euros for any Interest Period, an interest rate per annum equal to (x) the EURIBOR Rate for such Interest Period multiplied by (y) the Statutory Reserve Rate and (b) with respect to any Term Benchmark Borrowing by a non-U.S. Borrower denominated in Euros for any Interest Period, an interest rate per annum equal to the EURIBOR Rate for such Interest Period; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder and any successor administrative agent appointed pursuant to Section 10.07.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrowers or any Bank, as the context requires.

“Advance” means (a) an advance by a Bank to the Applicable Borrower pursuant to Section 2.01, as the same may be Converted or continued from time to time pursuant to Section 2.03, (b) an advance by a Swingline Bank to the Applicable Borrower pursuant to Section 3.01 or (c) an automatic advance by a Bank to the Applicable Borrower pursuant to Section 4.06. At any time, depending upon the interest rate selected therefor or otherwise applicable thereto in accordance with Section 2.03 or 5.01, an Advance shall be a Base Rate Advance, RFR Advance or a Term Benchmark Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person at any time, any other Person that at such time, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Aggregate Alternative Currency Exposure” means, at any time, the Dollar Equivalent of the aggregate amount of the Revolving Credit Exposure of all Banks that is denominated in Alternative Currencies.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all the Banks hereunder at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the outstanding principal amount of the Advances and Swingline Loans at such time and (b) the total L/C Exposure at such time.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning specified in the introduction to this Section 1.01.

“Alternative Currency” means (a) Euro and (b) any additional currencies determined after the Closing Date by mutual agreement of the Borrower Representative, each Bank, each Issuing Bank and the Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) the Dollar Equivalent of $300,000,000 and (b) the total amount of the Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments hereunder.

“Ancillary Document” is defined in Section 11.11(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Accounting Principles” means, with respect to any Borrower, generally accepted accounting principles as in effect from time to time in the jurisdiction of such Borrower’s organization (or, to the extent used by such Borrower in lieu of such accounting principles, GAAP or International Financial Reporting Standards).

“Applicable Base Rate Margin” means, at any time with respect to each outstanding Base Rate Advance, a rate per annum determined in accordance with Schedule 5.

“Applicable Borrower” means, relative to any Advance or Letter of Credit, the Borrower to which such credit has been or is anticipated to be extended.

“Applicable Party” is defined in Section 10.09(c).

“Applicable Percentage” means, with respect to a Bank, such Bank’s pro rata share of the Aggregate Commitments (or, after the Commitments have been terminated, the aggregate unpaid principal amount of Advances and L/C Obligations then outstanding under the Agreement).

“Applicable Term Benchmark and RFR Margin” means, at any time with respect to each outstanding Term Benchmark Advance or RFR Advance, a rate per annum determined in accordance with Schedule 5.

“Approved Borrower Portal” is defined in Section 10.2(a).

“Approved Electronic Platform” is defined in Section 10.09(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance” is defined in Section 11.06(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.06.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” are defined in the preamble to this Agreement. Unless the context otherwise requires, the term “Banks” includes the Swingline Banks and the Issuing Banks. For the avoidance of doubt and without limiting the generality of the foregoing, for the purposes of Section 5.15 and Section 10.11, the term “Banks” includes Issuing Banks.

“Bank Termination Date” is defined in Section 5.18(b).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, and provided that a Bankruptcy Event shall not result solely by virtue of any summons for payment (Zahlungsbefehl) issued against a Swiss Borrower against which the relevant Swiss Borrower has raised an objection (Rechtsvorschlag) for as long as such objection is not set aside (provisorische oder definitive Rechtsöffnung).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.06 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.06(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“Base Rate Advance” means (a) an Advance made or to be made by a Bank pursuant to Section 2.01, as a Base Rate Advance in accordance with the applicable Notice of Borrowing, or pursuant to Section 5.01, as a Base Rate Advance in substitution for a Term Benchmark Advance, or pursuant to Section 4.06, as a Base Rate Advance by a Bank funding an unreimbursed Reimbursement Obligation, and (b) any Advance Converted into a Base Rate Advance in accordance with Section 2.03 or Section 5.01. Each Base Rate Advance shall bear interest as provided in Section 5.07(a). Notwithstanding the foregoing or any other provision contained in this Agreement or in any Loan Document, Base Rate Advances shall not be available to any Swiss Borrower.

“Benchmark” means, initially, with respect to any (i) RFR Advance, the Daily Simple SOFR or (ii) Term Benchmark Advance in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.06.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) the Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.06 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.06.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law” is defined in Section 8.01(h).

“Blocking Regulation” is defined in Section 8.01(h).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of the Borrower Representative, Baxter Healthcare SA, Baxter World Trade SRL and each Additional Borrower, both individually and (as the context requires) collectively; and “Borrowers” means all of the foregoing collectively.

“Borrower Communications” is defined in Section 10.12(c).

“Borrower Representative” is defined in the preamble to this Agreement.

“Borrowing” means (a) a borrowing consisting of Advances of the same Type and Agreed Currency, and as to which a single Interest Period is in effect, made on the same day by the Banks, as the same may be Converted or continued from time to time pursuant to Section 2.03 and after giving effect to any subsequent Conversion or continuation in connection with which a single Borrowing may have been divided into several Borrowings or several Borrowings may have been combined (in whole or in part) into a single Borrowing, (b) a Swingline Loan or (c) a borrowing of Advances pursuant to Section 4.06 made on the same day by the Banks. An Advance substituted, pursuant to Section 5.01, for an Advance made in connection with any Borrowing shall continue to comprise a part of such Borrowing with the same effect as if such substituted Advance were an Advance of the Type requested in the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Borrowing Date” means a date on which an Advance is, or is proposed to be, made hereunder, or a Letter of Credit is, or is proposed to be, issued hereunder.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be limited to (a) in relation to Advances denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (b) in relation to Advances referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Advances referencing the Term SOFR Rate or any other dealings of such Advances referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Lease” means any lease of any property, real or personal, by the Borrower Representative or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a consolidated balance sheet of the Borrower Representative and its Subsidiaries.

“Cash Equivalent Investments” means:

(a) Dollars, Canadian dollars, Sterling, Euros, the national currency of any Participating Member State of the European Union or, in the case of any foreign Consolidated Subsidiary of the Borrower Representative, such local currencies held by it from time to time in the ordinary course of business;

(b) (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof and (ii) with respect to a foreign Consolidated Subsidiary of the Borrower Representative, direct obligations of the sovereign nation (or any agency thereof) in which such foreign Consolidated Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 (or, with respect to a foreign Consolidated Subsidiary of the Borrower Representative, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the equivalent of $500,000,000);

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 (or, with respect to a foreign Consolidated Subsidiary of the Borrower Representative, portfolio assets of at least the equivalent of $5,000,000,000).

“CBR Advance” means an Advance that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Term Benchmark and RFR Margin, applicable to such Advance that is replaced by a CBR Advance.

“Central Bank Rate” means, the greater of (I)(A) for any Advance denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Advance denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Law” is defined in Section 5.13.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower Representative; or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Borrower Representative or any of its Wholly-Owned Subsidiaries, of fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of a Borrower.

“Charges” is defined in Section 11.21.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Advances or Swingline Loans.

“Closing Date” means June 11, 2025.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Citibank, N.A., in their capacities as Co-Lead Arrangers and Joint Bookrunners.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Bank, the commitment of such Bank to make Advances and to acquire participations in Swingline Loans and Letters of Credit hereunder, the maximum extent of such commitment being expressed as the amount indicated opposite such Bank’s name on Schedule 1.01 hereto, as such amount may from time to time have been increased pursuant to Section 2.05, reduced pursuant to Section 5.05 or modified in accordance with Section 11.06.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any Issuing Bank by means of electronic communications pursuant to Section 10.09(c), including through an Approved Electronic Platform.

“Computation Date” is defined in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the full consolidation of the accounts of the Borrower Representative and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 7.01(f).

“Consolidated Adjusted Debt” means, on a pro forma basis as of any date of determination, the amount of Debt as of such date; provided that on any date on which the outstanding principal amount of all Advances is zero, Consolidated Adjusted Debt shall be deemed reduced by an amount equal to the lesser of (a) $4,000,000,000 and (b) 100% of the unrestricted, unencumbered (other than any Security Interest of the type contemplated by Section 8.02(a)(xix)) and freely transferrable cash and Cash Equivalent Investments held by the Borrower Representative and its Consolidated Subsidiaries on such date; provided, (i) indebtedness issued from time to time in connection with financing an acquisition for which a definitive acquisition agreement has been entered into and in which the cash proceeds of such indebtedness are held in escrow or otherwise segregated, and prior to the earlier of (x)

the consummation of such acquisition and (y) three (3) Business Days after termination of such definitive acquisition agreement, shall be excluded from Debt for purposes of Consolidated Adjusted Debt and (ii) prior to the earlier of (x) the consummation of such acquisition and (y) three (3) Business Days after termination of such definitive acquisition agreement, any cash or cash proceeds (less customary fees and expenses) of any such indebtedness described in the immediately preceding clause (i) shall not reduce Consolidated Adjusted Debt.

“Consolidated EBITDA” means, on a pro forma basis with reference to any period, the net income (or loss) of the Borrower Representative and its Consolidated Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income (or loss) for such period, without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any non-cash expenses, losses or other non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such net income for such period, non-cash losses on sales of assets outside of the ordinary course of business) that do not represent an accrual or reserve for a future cash expenditure, (f) the amount of cost savings and cost synergies projected by the Borrower Representative in good faith to be realized as a result of specified actions taken or expected to be taken (including in connection with any acquisition, disposition, investment, merger, consolidation, restructuring or similar initiative) prior to or during such period, net of the amount of actual benefits realized during such period from such actions; provided that such cost savings or cost synergies are expected to be realized (in the good faith determination of the Borrower Representative) within twelve (12) months after the date of such action, (g) cash restructuring charges, non-recurring cash charges, unusual cash charges and extraordinary cash charges (including related to any restructuring of pension obligations) (h) expenses, costs and charges incurred in connection with any transaction (in each case, regardless of whether consummated), including any issuance and/or incurrence of Debt and/or any issuance and/or offering of equity or Debt securities, any investment, any acquisition, any disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Debt (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties), (i) if positive, for any period ending on or before September 30, 2025, (A) operating or similar costs and expenses allocated to the Borrower Representative’s Kidney Care Business that remain with the Borrower Representative and its Consolidated Subsidiaries following the disposition of such business on January 31, 2025, including costs and expenses related to shared and transition services less (B) gains or reimbursements of expenses received pursuant to any transition services or similar agreement related to the Borrower Representative’s disposed Kidney Care Business received during such period (excluding, for the avoidance of doubt, any revenue from services delivered under any manufacturing and supply or similar agreement), and (j) non-cash stock option expenses, non-cash equity-based compensation and non-cash expenses related to stock-based compensation and minus, to the extent included in such net income for such period, (a) extraordinary non-cash gains realized other than in the ordinary course of business, (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, and (c) non-cash gains arising from accounting relating to income realized or adjustments to the value of equity held in entities that are not subsidiaries, all as determined in accordance with GAAP and calculated for the Borrower Representative and its Consolidated Subsidiaries on a consolidated basis; provided, that the aggregate amount added back pursuant to clauses (f) and (g) for any four fiscal quarter period shall not exceed 20.0% of Consolidated EBITDA (before giving effect to such adjustments).

“Consolidated Interest Expense” means, on a pro forma basis for any period, total cash interest expense deducted in accordance with GAAP in the computation of net income of the Borrower Representative and its Consolidated Subsidiaries for such period with respect to all outstanding Debt of the Borrower Representative and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Tangible Assets” means, on a pro forma basis the total amount of assets which would be included on a Consolidated balance sheet of the Borrower Representative and its Consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Borrower Representative and its Consolidated Subsidiaries and all Intangible Assets.

“Consolidated Subsidiary” means any Subsidiary of the Borrower Representative the accounts of which are Consolidated.

“Convert,” “Conversion,” “Converting” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 11.19.

“Credit Event” means an Advance, the issuance, amendment, renewal or extension of a Letter of Credit, an L/C Draft or any of the foregoing.

“Credit Extension” means a borrowing of Advances or the issuance of a Letter of Credit hereunder.

“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Banks or any other Bank.

“Credit Ratings” is defined in Schedule 5.

“Daily Simple ESTR” means, with respect to any Swingline Loan requested in Euro for any Business Day, an interest rate per annum equal to the greater of (a) ESTR based on the published rate of ESTR as of the Business Day of such request and (b) 0.00%. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice to the Borrower Representative.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of calculating such rate.

“Debentures” means long-term debt securities (without third-party credit enhancement).

“Debt” means the sum, without duplication, of: (a) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the Consolidated balance sheet of the Borrower Representative and its Consolidated Subsidiaries (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) Capital Lease obligations of the Borrower Representative and its Consolidated Subsidiaries, and (c) obligations of the Borrower Representative and its Consolidated Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other parties of the kinds referred to in clauses (a) and (b) above (other than Debt of any Subsidiary, to the extent such Debt is included in the calculation of Debt as a result of clause (a) or (b) above) in excess of $100,000,000 in the aggregate for all such obligations described in this clause (c). The term “Debt” shall not include the undrawn face amount of any letter of credit issued for the account of the Borrower Representative or any of its Consolidated Subsidiaries, but shall include the reimbursement obligation owing from time to time by the Borrower Representative or any of its Consolidated Subsidiaries in respect of drawings made under any letter of credit in the event reimbursement is not made promptly following the applicable drawing.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Bank” means (a) any Bank that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (1) fund any portion of its Commitment, (2) fund any portion of its participations in Letters of Credit or Swingline Loans or (3) pay over to any Recipient any other amount required to be paid by it hereunder, unless, in the case of clause (1) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower Representative or any Recipient in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by a Recipient, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Letters of Credit, Swingline Loans and Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (iii) upon such Recipient’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (iv) has become the subject of (1) a Bankruptcy Event or (2) a Bail-In Action.

“Designation Letter” means a designation letter substantially in the form of Exhibit 5.20.

“Disqualified Institution” means (a) Persons reasonably determined by the Borrower Representative to be competitors of the Borrower Representative or its Subsidiaries, specifically identified in writing by the Borrower Representative to the Administrative Agent from time to time in accordance with Section 11.02(a) (it being understood that notwithstanding anything herein to the contrary, in no event shall any supplement to any such list apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Advances or participations), (b) such other Persons identified in writing by the Borrower Representative to the Administrative Agent prior to the Closing Date in accordance with Section 11.02(a) and (c) Affiliates of the Persons identified pursuant to clauses (a) or (b) that are (i) clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (ii) not a bona fide debt investment fund that is an Affiliate of such Person. Each such supplement contemplated by clause (a) of this definition shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Banks (including through an Approved Electronic Platform) in accordance with Section 11.02(a). It is understood and agreed that (x) the Borrower Representative’s failure to deliver any such list (or, in the case of clause (a) of this definition, supplement thereto) referred to in this definition in accordance with Section 11.02(a) shall render such list (or, in the case of clause (a) of this definition, supplement thereto) not received and not effective and (y) “Disqualified Institution” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 11.02(a).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$” means the lawful currency of the United States of America.

“DQ List” has the meaning set forth in Section 11.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a reportable event as set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived with respect to a Plan; (b) the failure of any Borrower or any ERISA Affiliate to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (c) the incurrence by any Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Plan under, or the treatment of a Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the determination that any Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) the engagement by any Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.

“Euro” and “€” mean the single currency of the Participating Member States.

“Events of Default” is defined in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance, Letter of Credit or Commitment (other than an assignment made pursuant to Section 5.18) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 5.15, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.15(f), (d) any Taxes imposed under FATCA and (e) any U.S. federal tax imposed under Section 899 of the Code, as proposed in the One Big Beautiful Bill Act, H.R. 1, 119th Cong., Section 112028 (2025), approved by the U.S. House of Representatives on May 22, 2025, if enacted, or any substantively comparable legislation that is enacted and, in either case, any United States Treasury Regulations thereunder or official interpretations thereof.

“Existing EUR Facility” is defined in the preamble to this Agreement.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule 1.02 hereto.

“Existing USD Facility” is defined in the preamble to this Agreement.

“Facility Fee” is defined in Section 5.04(a).

“Facility Fee Rate” means a rate per annum determined in accordance with Schedule 5.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fitch” means Fitch, Inc., or its successor.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, the Daily Simple SOFR, the Adjusted EURIBOR Rate or the Central Bank Rate, as applicable. For the avoidance of doubt (i) the initial Floor for each of Term SOFR Rate, the Daily Simple SOFR, the Adjusted EURIBOR Rate, or the Central Bank Rate shall be 0.00% and (ii) the Floor shall not be less than 0.00% at any time during the term of this Agreement.

“Foreign Bank” means, relative to credit extended to a Borrower, (a) if the Applicable Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Applicable Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Applicable Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Acts” is defined in Section 4.09(a).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Entity” is defined in Section 8.02(a)(vii).

“Guaranteed Obligations” is defined in Section 12.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under this Agreement or any Note and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 11.07.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank or its Parent, (c) the Borrower Representative, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

“Intangible Assets” means all assets of the Borrower Representative and its Consolidated Subsidiaries which are treated as intangibles in conformity with GAAP on the Consolidated balance sheet of the Borrower Representative and its Consolidated Subsidiaries.

“Interest Period” means, for each Term Benchmark Advance comprising part of the same Borrowing, the period commencing on the date of such Advance (or, in the case of any Borrowing, on the effective date of continuation or Conversion thereof pursuant to Section 2.03) and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one (1), three (3) or six (6) months, as the Applicable Borrower may elect; provided that:

(a) The duration of any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(b) Interest Periods commencing on the same day for Advances comprising the same Borrowing shall be of the same duration;

(c) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the immediately preceding Business Day;

(d) If an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of a calendar month; and

(e) no tenor that has been removed from this definition pursuant to Section 2.06(f) shall be available for specification in such Notice of Borrowing or Notice of Interest Rate Election.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means each of JPMorgan Chase, Bank of America, N.A., Citibank, N.A. and any other Bank that, at the Borrower Representative’s request, agrees, in such other Bank’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit under this Agreement, and their respective successors and assigns. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires.

“JPMorgan Chase” is defined in the preamble to this Agreement.

“Kidney Care Business” means the renal care and acute therapies business previously operated by the Borrower Representative prior to the sale thereof pursuant to that certain equity purchase agreement dated as of August 12, 2024 (as amended, modified or supplemented from time to time), by and among the Borrower Representative, Spruce Bidco I, Inc., a Delaware corporation, Spruce Bidco II, Inc., a Delaware corporation, Spruce Bidco I Limited, an Irish corporation, and CP Spruce Holdings, S.C.Sp, a Luxembourg special limited partnership.

“L/C Application” means a letter of credit application and reimbursement agreement in such form as the applicable Issuing Bank may from time to time employ in the ordinary course of business.

“L/C Commitment” means, with respect to any Issuing Bank at any time, the amount indicated opposite such Bank’s name on Schedule 1.01 hereto or such other amount as may be agreed between such Issuing Bank and the Applicable Borrower, and specified to the Administrative Agent, from time to time.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the Dollar Equivalent of the sum of the L/C Obligations at such time. The L/C Exposure of any Bank at any time shall be its Applicable Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Applicable Borrowers and each Bank shall remain in full force and effect until the Issuing Banks and the Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Interest” is defined in Section 4.05.

“L/C Obligations” means, without duplication, an amount equal to the sum of (a) the aggregate of the amount then available for drawing under each of the Letters of Credit, (b) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (c) the aggregate outstanding amount of all Reimbursement Obligations at such time and (d) the aggregate face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied). The L/C Obligations of any Bank at any time shall be such Bank’s Applicable Percentage multiplied by the aggregate L/C Obligations at such time.

“Lender-Related Person” is defined in Section 11.04(c).

“Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Lending Office” on an administrative questionnaire delivered to the Administrative Agent prior to the date such Bank becomes a party to this Agreement or such other office of such Bank as such Bank may from time to time specify to the Borrower Representative and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by an Issuing Bank pursuant to Section 4.01.

“Letter of Credit Fee” is defined in Section 5.04(b).

“Letter of Credit Fee Rate” means a rate per annum determined in accordance with Schedule 5.

“Liabilities” means any losses, claims (including any intraparty claims), demands, damages or liabilities of any kind.

“Loan Documents” means, collectively, this Agreement (including schedules and exhibits hereto), the Notes, the L/C Applications and any other agreement, instrument or document executed in connection therewith that the Borrower Representative and the Administrative Agent agree in writing is a Loan Document. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Majority Banks” means, subject to Section 5.19, (a) at any time prior to the earlier of the Advances becoming due and payable pursuant to Article IX or the Commitments terminating or expiring, Banks having Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Advances to be due and payable pursuant to Article IX, the Unfunded Commitment of each Bank shall be deemed to be zero; and (b) for all purposes after the Advances become due and payable pursuant to Article IX or the Commitments expire or terminate, Banks having Revolving Credit Exposures representing more than 50% of the Aggregate Revolving Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Bank that is a Swingline Bank shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 5.19 of the Swingline Exposures of Defaulting Banks in effect at such time, and the Unfunded Commitment of such Bank shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Majority Banks needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Bank that is the Borrower Representative or an Affiliate of the Borrower Representative shall be disregarded.

“Margin Regulations” is defined in Section 8.01(g).

“Margin Stock” has the meaning assigned to that term under Regulation U issued by the Board.

“Material Acquisition” means a transaction whereby by the Borrower Representative or one of its Consolidated Subsidiaries acquires equity interests or assets of a Person (or a division or particular business of a Person), or merges, consolidates or otherwise combines with a Person (excluding, in each case above, a Person that was a Consolidated Subsidiary prior to such transaction), for aggregate consideration of $250,000,000 or more.

“Maximum Amount” is defined in Section 5.15(j)(i).

“Material Subsidiary” means any Borrower and any other Subsidiary of the Borrower Representative that would be a significant subsidiary of the Borrower Representative within the meaning of Rule 1-02(w)(1)(ii) under Regulation S-X promulgated by the Securities and Exchange Commission; provided that the reference to “10 percent of the total assets of the registrant and its subsidiaries” therein shall be deemed for the purposes of this definition to read as “20 percent of the total assets of the registrant and its subsidiaries”. As of the Closing Date, the Material Subsidiaries are Baxter Healthcare SA, Baxter World Trade SRL, Baxter Healthcare Corporation and Welch Allyn Inc.

“Maximum Rate” is defined in Section 11.21.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions, or has any liability.

“Net Leverage Ratio” means, on a pro forma basis as of the last day of any Test Period, the ratio of (a) Consolidated Adjusted Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Banks in accordance with the terms of Section 11.01 and (b) has been approved by the Majority Banks.

“Note” is defined in Section 5.16(d).

“Notice of Borrowing” is defined in Section 2.02.

“Notice of Interest Rate Election” is defined in Section 2.03.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligor” is defined in Section 12.01(i).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.18).

“Original Currency” is defined in Section 5.14(e).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 11.06(f).

“Participant Register” is defined in Section 11.06(f).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment” is defined in Section 10.11(c).

“Payment Notice” is defined in Section 10.11(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 11.19.

“Receivable” is defined in Section 8.02(a)(xii).

“Recipient” means, as applicable, (i) the Administrative Agent and (ii) any Bank and any Issuing Bank.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time, two TARGET Days preceding the date of such setting or (3) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR or EURIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 11.06(e).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” is defined in Section 11.07.

“Reimbursement Obligation” is defined in Section 4.06.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, representatives and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable or a committee officially endorsed or convened by the Board and/or the NYFRB, or in each, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Advances denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Advances denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Period” is defined in Section 11.04(b).

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate or (iii) with respect to any RFR Borrowing, the Daily Simple SOFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” the chief executive officer, president, chief financial officer, chief operating officer, senior executive vice president, executive vice president, senior vice president, vice president – treasury, treasurer, assistant treasurer or controller of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Reuters” means the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Advance denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Advance and (ii) each date of a conversion into or continuation of such Advance pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Bank’s Advances pursuant to Section 2.01, its L/C Exposure and its Swingline Exposure at such time.

“RFR” means, for any RFR Advance denominated in Dollars, the Daily Simple SOFR.

“RFR Advance” means an Advance that bears interest at a rate determined by reference to the RFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Advances comprising such Borrowing.

“S&P” means Standard & Poor’s Financial Services, LLC, or its successor.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject of Sanctions (at the time of this Agreement, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United Nations Security Council, the European Union, Switzerland, His Majesty’s Treasury of the United Kingdom or the Hong Kong Monetary Authority, (b) (i) an agency of the government of a Sanctioned Country, (ii) a Person controlled by a Sanctioned Country, (iii) a Person that is located, organized or resident in a Sanctioned Country, to the extent such Person is the target of Sanctions or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is otherwise the subject or target of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority, the State Secretariat for Economic Affairs of Switzerland or the Swiss Directorate of International Law or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Section 4.06 Advance” means an Advance made by a Bank pursuant to Section 4.06.

“Secured Debt” means the amount of Debt or other obligation or liability of the Borrower Representative or any of its Material Subsidiaries the payment of which is secured by a Security Interest.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Borrower Representative or any of its Material Subsidiaries, whether now owned or hereafter acquired.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Special Notice” is defined in Section 5.18(a).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Advances. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Advances for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to a Borrower, at any time, any entity with respect to which at such time such Borrower alone owns, such Borrower and one or more Subsidiaries together own, or such Borrower and any Person controlling such Borrower together own, in each such case directly or indirectly, capital stock (or the equivalent equity interest) having ordinary voting power to elect a majority of the members of the board of directors of such corporation (or, in the case of a partnership or joint venture, having the majority interest in the capital or profits of such entity).

“Supported QFC” is defined in Section 11.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower Representative or its Subsidiaries shall be a Swap Agreement.

“Swingline Banks” means JPMorgan Chase (or any of its designated branch offices or affiliates), Bank of America, N.A. (or any of its designated branch offices or affiliates) and Citibank, N.A., each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Bank that is a Swingline Bank, Swingline Loans made by it that are outstanding at such time to the extent that the other Banks shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 5.19 of the Swingline Exposure of Defaulting Banks in effect at such time, and (b) in the case of any Bank that is a Swingline Bank, the aggregate principal amount of all Swingline Loans made by such Bank outstanding at such time, less the amount of participations funded by the other Banks in such Swingline Loans.

“Swingline Loan” means a loan made pursuant to Section 3.01.

“Swiss Borrower” means Baxter Healthcare SA and any other Borrower incorporated and organized under the laws of Switzerland or, if different, is deemed resident in Switzerland for Swiss Withholding Tax purposes pursuant to Article 9 of the Swiss Federal Withholding Tax Act.

“Swiss Guidelines” means, together, the guidelines S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), circular letter No. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-DVS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Non-Bank Rules” means, together, the Swiss Twenty Non-Bank Rule and the Swiss Ten Non-Bank Rule.

“Swiss Non-Qualifying Lender” means any person which does not qualify as a Swiss Qualifying Lender.

“Swiss Qualifying Lender” means (i) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors (other than Swiss Qualifying Lenders) under this Agreement must not at any time exceed ten (10); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors, other than Swiss Qualifying Lenders, of any Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intra-group loans, loans, facilities and/or private placements (including under this Agreement) must not, at any time, exceed twenty (20); in each case in accordance with the meaning of the Swiss Guidelines.

“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“Syndication Agents” means Citibank, N.A. and Bank of America, N.A., in their capacities as Syndication Agents.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TB Advance” is defined in Section 5.18(c).

“Term Benchmark” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of calculating such rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Terminated Bank” is defined in Section 5.18(b).

“Termination Date” means, the earlier of (i) June 11, 2030; provided, however, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day, and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms hereof.

“Termination Notice” is defined in Section 5.18(b).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower Representative ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 8.01(f)(i) or Section 8.01(f)(ii).

“Trade Date” has the meaning set forth in Section 11.06(g)(i).

“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Daily Simple SOFR or the Base Rate.

“UK Financial Institutions” any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Bank, the Commitment of such Bank less its Revolving Credit Exposure.

“Unmatured Event of Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“UKPTIL” is defined in Section 8.01(h).

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Sections 7.01(l) and 8.02(d) hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” is defined in Section 11.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 5.15.

“Wholly-Owned Subsidiary” of a Person means (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (b) any partnership, limited liability company, association, joint venture or other entity 100% of the ownership interests of which shall at the time be owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person (other than, in the case of Subsidiaries organized in a jurisdiction outside the United States of America, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower Representative and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Accounting Terms and Principles.

(a) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower Representative’s independent accountants or, in the case of the financial statements required to be delivered pursuant to Section 8.01(f)(i), as determined by the Borrower Representative to be required in accordance with GAAP) with the December 31, 2024 audited Consolidated financial statements of the Borrower Representative and its Consolidated Subsidiaries.

(b) Notwithstanding anything to the contrary contained herein or in the other Loan Documents, for purposes of calculating Consolidated EBITDA, Consolidated Net Tangible Assets, Net Leverage Ratio or any other financial ratio or test, if the sales revenue generated by any Person, business unit or assets acquired, divested or liquidated, by the Borrower Representative or any Subsidiary during such period in the 12 months prior to such acquisition, divestiture or liquidation was $25,000,000 or more, then all financial information of such person, business unit or assets shall be included (or, in the case of a divestiture or liquidation, excluded), on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) as if such transaction had occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower Representative or the Majority Banks shall so request, the Administrative Agent, the Banks and the Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower Representative shall provide to the Administrative Agent and each Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

(e) Notwithstanding anything to the contrary contained in Section 1.02(a), whether a lease shall be treated as operating lease and not a capital lease or finance lease will be determined in accordance with the principles set forth in the definition of Capital Lease.

(f) Notwithstanding anything to the contrary contained herein or any declassification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

SECTION 1.03. Other Interpretive Provisions.

(a) Unless the context otherwise requires, (i) any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) any definition of or reference to an agreement, instrument or other document (including this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified; (iii) any reference to a Person shall be construed to include such Person’s successors and permitted assigns; (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections hereof, and Exhibits and Schedules hereto; (v) any reference to a law or regulation shall include all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law from time to time; (vi) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (vii) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement; and (viii) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets, rights, obligations or liabilities to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(b) For purposes of this Agreement, Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”, an “RFR Borrowing” or a “Base Rate Borrowing”).

SECTION 1.04. Interest Rates; Benchmark Notification. The interest rate on an Advance denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.06(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05. Divisions. For all purposes under this Agreement and any other Loan Document, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower Representative hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.07. Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Debt, there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Debt (but the application of such proceeds shall be given effect).

ARTICLE II.

THE BORROWING FACILITY

SECTION 2.01. The Borrowing Facility. Each Bank severally agrees, on the terms and conditions provided herein, to make Advances denominated in Dollars or in one or more Alternative Currencies to the Borrowers from time to time on any Business Day during the period from the date hereof to the Termination Date in an aggregate Dollar Equivalent amount that will not result in (a) such Bank’s Revolving Credit Exposure exceeding such Bank’s Commitment, (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments or (c) in the case of an Advance in an Alternative Currency, the Aggregate Alternative Currency Exposure exceeding the Alternative Currency Sublimit. Subject to Section 5.01, each Borrowing (other than a Swingline Loan) shall be in an aggregate Dollar Equivalent amount not less than $20,000,000 and an integral multiple of 5,000,000 units of the applicable currency, shall be made on the same day from the Banks ratably according to their respective Commitments and shall consist of Advances of the same Type. Within the limits of each Bank’s Commitment, the Borrowers may borrow Advances under this Section 2.01, maintain Advances outstanding by continuing or Converting such Advances pursuant to Section 2.03, or prepay Advances pursuant to Section 5.12, and re-borrow Advances under this Section 2.01. The Aggregate Commitments to lend hereunder shall expire on the Termination Date.

SECTION 2.02. Making the Advances. Each Borrowing (other than a Swingline Loan) shall be requested by irrevocable written notice given by the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower to the Administrative Agent not later than (i)(x) 11:00 a.m. New York City time three (3) Business Days prior to the proposed Borrowing Date (or, in the case of the initial Advances, such lesser number of days to which the Administrative Agent may agree), in the case of a Borrowing comprised of Term Benchmark Advances denominated in Dollars and (y) 12:00 p.m. New York City time three (3) Business Days prior to the proposed Borrowing Date (or, in the case of the initial Advances, such lesser number of days to which the Administrative Agent may agree), in the case of a Borrowing comprised of Term Benchmark Advances denominated in Euros, (ii) 10:00 a.m. New York City time on the proposed Borrowing Date, in the case of a Borrowing comprised of Base Rate Advances and (iii) 11:00 a.m. New York City time five (5) Business Days prior to the proposed Borrowing Date, in the case of a Borrowing comprised of RFR Advances. Each notice of Borrowing pursuant to this Section 2.02 (a “Notice of Borrowing”) shall be in the form approved by the Administrative Agent and separately provided to the Borrowers, specifying the proposed Borrowing Date, Type of Advances, Agreed Currency applicable thereto, aggregate amount of the proposed Borrowing and the Interest Period, if any, and shall include such information as shall be required by Section 8.01(g). If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Swiss Borrower shall be permitted to request a Base Rate Borrowing and any such election by a Swiss Borrower which requests a Base Rate Borrowing, or which by operation of this Section 2.02 or Section 2.06 results in an election for a Base Rate Borrowing, shall be ineffective. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Bank of the details thereof and of the amount of such Bank’s Advance to be made as part of the requested Borrowing. The Administrative Agent shall in turn promptly notify each Bank by facsimile or electronic communication of the date, applicable interest rate and aggregate amount of such Borrowing and such Bank’s ratable portion of such Borrowing. Each Bank, for the account of its Lending Office, shall, before 1:00 p.m. New York City time on the Borrowing Date specified in the notice received from the Administrative Agent pursuant to the preceding sentence, deposit such Bank’s ratable portion of such Borrowing in same day funds to the Administrative Agent’s LS2 Incoming Clearing Account designated by the Administrative Agent for such purpose. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent shall make same day funds in the amount of such funds available to the Applicable Borrower by 3:00 p.m. New York City time on the date of Borrowing, at the account specified by such Borrower in the applicable Notice of Borrowing.

Notwithstanding the foregoing, in no event shall a Borrower be permitted to request pursuant to this Section 2.02, a CBR Advance or an RFR Advance (it being understood that such Advances shall only apply to the extent provided in Sections 2.06(a), 2.06(b) (if constituting a Benchmark Replacement) and 2.06(f), as applicable).

SECTION 2.03. Method of Electing Interest Rates.

(a) The Advances included in each Borrowing (other than a Swingline Loan) shall bear interest initially at the type of rate specified by the Applicable Borrower or the Borrower Representative in the applicable Notice of Borrowing. Thereafter, (A) Base Rate Advances shall continue as Base Rate Advances unless such Advances are prepaid or Converted into Term Benchmark Advances; (B) subject to Article V, Term Benchmark Advances shall continue as Term Benchmark Advances until the last day of the Interest Period therefor, at which time such Advances shall be prepaid, Converted to Base Rate Advances or continued as Term Benchmark Advances for a new Interest Period; and (C) subject to Article V, RFR Advances shall continue as RFR Advances until the last day of the Interest Period therefor, at which time such Advances shall be prepaid, Converted to Base Rate Advances or continued as RFR Advances for a new

Interest Period; provided that, no Swiss Borrower shall be permitted to convert a Term Benchmark Advance or RFR Advance, in each case denominated in Dollars, to a Base Rate Advance. In no event shall any Borrower have the option to convert the Agreed Currency in which a Borrowing is denominated to another Agreed Currency; provided that any Borrower may repay such a Borrowing and reborrow in another Agreed Currency in accordance with this Agreement. This Section shall not apply to Swingline Loans, which may not be converted or continued.

Each such election by the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower to continue or Convert Advances shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent by not later than 11:00 a.m. New York City time at least three (3) Business Days before the Conversion or continuation selected in such notice is to be effective. If the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower shall fail to issue a Notice of Interest Rate Election within three (3) Business Days prior to the end of any Interest Period for Term Benchmark Advances (unless the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower shall have issued a notice of prepayment in respect of the applicable Borrowing in accordance with Section 5.12), the Advances comprising such Borrowing shall be Converted into Base Rate Advances (other than with respect to a Term Benchmark Advance held by a Swiss Borrower, which Advance shall be due and payable). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Borrowing; provided that such portion is allocated ratably among the Advances comprising such Borrowing and the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each in a Dollar Equivalent amount not less than $20,000,000 and an integral multiple of 5,000,000 units of the applicable currency.

(b) Each Notice of Interest Rate Election shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and principal amount of Borrowing (or portion thereof) to which such notice applies;

(ii) the date on which the Conversion or continuation selected in such notice is to be effective, which shall comply with subsection (a) above;

(iii) if the Advances comprising such Borrowing are to be Converted, the next Type of Advances; and

(iv) the duration of the new Interest Period (if any).

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. Each Notice of Interest Rate Election shall be irrevocable when given by the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower.

(c) Upon receipt of a Notice of Interest Rate Election from the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof.

(d) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may (and, at the direction of the Majority Banks, the Administrative Agent shall) suspend the ability of each Borrower to continue, or Convert Borrowings into, Term Benchmark Advances, and each continuation of or Conversion into Term Benchmark Advances proposed to occur during any such period of suspension shall be a Conversion into Base Rate Advances (other than with respect to a Term Benchmark Advance held by a Swiss Borrower, which Advance shall be due and payable). Such suspension shall become effective upon notice thereof to the Borrower Representative and each of the Banks, and shall remain in effect until the Event of Default giving rise to such notice is cured or waived.

SECTION 2.04. Required Payments.

(a) If at any time the Dollar Equivalent of the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments, the Borrowers shall immediately repay Advances, repay Swingline Loans and/or cash collateralize any outstanding Letters of Credit in an aggregate principal amount sufficient to cause the remaining outstanding Advances, L/C Obligations (excluding cash collateralized L/C Obligations) and Swingline Loans not to exceed the Aggregate Commitments.

(b) If the Administrative Agent notifies the Borrower Representative at any time the Dollar Equivalent of the Aggregate Alternative Currency Exposure exceeds 105% of the Alternative Currency Sublimit, the Borrowers shall, within two (2) Business Days after receipt of such notice, repay Advances, repay Swingline Loans and/or cash collateralize any outstanding Letters of Credits in an aggregate principal amount sufficient to cause the remaining outstanding Advances, L/C Obligations (excluding cash collateralized L/C Obligations) and Swingline Loans not to exceed the Alternative Currency Sublimit.

SECTION 2.05. Increase in Aggregate Commitment. From time to time after the Closing Date, the Borrower Representative may, at its option, seek to increase the Aggregate Commitments by up to an aggregate amount of the Dollar Equivalent of $1,100,000,000 (resulting in maximum Aggregate Commitments of up to the Dollar Equivalent of $3,300,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (which shall not be less than the Dollar Equivalent of $100,000,000 or such lesser amount to which the Administrative Agent may agree) and shall certify that no Event of Default or Unmatured Event of Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower Representative, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Bank in its sole discretion) in the total Commitments on either a ratable basis to the Banks or on a non pro-rata basis to one or more Banks and/or to other banks or entities reasonably acceptable to the Administrative Agent and the Borrower Representative. No increase in the total Commitments shall become effective until the existing or new Banks extending such incremental Commitment amount and the Borrower Representative shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Bank agrees to the amount of its Commitment increase, (ii) any such new Bank agrees to its Commitment amount and agrees to assume and accept the obligations and rights of a Bank hereunder, (iii) the Borrower Representative accepts such incremental Commitments, (iv) the effective date of any increase in the Commitments is specified and (v) the Borrower Representative certifies that on such date the conditions for a Credit Extension set forth in Section 6.02 are satisfied. Upon the effectiveness of any increase in the total Commitments pursuant hereto, (i) each Bank (new or existing) shall be deemed to have accepted an assignment from the existing Banks, and the existing Banks shall be deemed to have made an assignment to each new or existing Bank accepting a new or increased Commitment, of an interest in each then outstanding Advance (in each case, on the terms and conditions set forth in the Assignment and Acceptance) and (ii) the Swingline Exposure and L/C Exposure of the existing and new Banks shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Banks of, the principal amount assigned plus accrued and unpaid interest and Facility and Letter of Credit Fees. Payments received by assigning Banks pursuant to this Section in respect of the principal amount of any Term Benchmark Advance shall, for purposes of Section 11.04(b) be deemed prepayments of such Credit Extension. Any increase of the total Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Applicable Borrowers of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. No consent of any Bank (other than the Banks agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Advance made pursuant to this Section 2.05.

SECTION 2.06. Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.06, if:

(i) the Administrative Agent determines (which determination shall be made in good faith and shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the Adjusted EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Majority Banks that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Applicable Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.03 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (A) for Advances denominated in Dollars, any Notice of Interest Rate Election that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Interest Rate Election or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.06(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Daily Simple SOFR also is the subject of Section 2.06(a)(i) or (ii) above (other than with respect to a request by a Swiss Borrower for a Term Benchmark Borrowing denominated in Dollars, which such request shall be ineffective) and (B) for Advances denominated in an Alternative Currency, any Notice of Interest Rate Election that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a Term

Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Advance in any Agreed Currency or any RFR Advance is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.06(a) with respect to a Benchmark applicable to such Term Benchmark Advance or RFR Advance, then until (x) the Administrative Agent notifies the Borrower Representative and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Applicable Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.03 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (A) for Advances denominated in Dollars, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be Converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.06(a)(i) or (ii) above or (y) a Base Rate Advance if the Daily Simple SOFR also is the subject of Section 2.06(a)(i) or (ii) above (other than with respect to a Term Benchmark Borrowing denominated in Dollars and held by a Swiss Borrower, which Borrower shall instead be repaid), on such day and (B) for Advances denominated in an Alternative Currency, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, bear interest at the Central Bank Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Advances denominated in any Alternative Currency shall, at the Applicable Borrower’s election prior to such day: (x) be prepaid by the Applicable Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Advance, such Term Benchmark Advance denominated in any Alternative Currency shall be deemed to be a Term Benchmark Advance denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Advances denominated in Dollars at such time.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.06), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower Representative and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.06.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate or the EURIBOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, Conversion to or continuation of Term Benchmark Advances to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Applicable Borrower will be deemed to have Converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or Conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event (other than with respect to a request by a Swiss Borrower for a Term Benchmark Borrowing denominated in Dollars, which such request shall be ineffective) or (y) any request relating to a Term Benchmark Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Advance in any Agreed Currency or any RFR Advance is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark

Advance or RFR Advance, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.06, (A) for Advances denominated in Dollars, (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be Converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Advance if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Advance shall on and from such day be Converted by the Administrative Agent to, and shall constitute a Base Rate Advance (other than with respect to a Term Benchmark Advance denominated in Dollars and held by a Swiss Borrower, which Advance shall instead be repaid) and (B) for Advances denominated in an Alternative Currency, any Term Benchmark Advance shall, on the last day of the Interest Period applicable to such Advance bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Advances denominated in any Alternative Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Advance, such Term Benchmark Advance denominated in any Alternative Currency shall be deemed to be a Term Benchmark Advance denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Advances denominated in Dollars at such time.

ARTICLE III.

SWINGLINE LOANS

SECTION 3.01. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Bank may, in its sole discretion, from the date hereof until the Termination Date make Swingline Loans in Dollars or Euros to the Borrowers in the Dollar Equivalent of an aggregate principal amount for all Swingline Loans not to exceed $300,000,000 at any time outstanding that will not result in (i) such Swingline Bank’s Revolving Credit Exposure exceeding its Commitment (ii) the Aggregate Alternative Currency Exposure exceeding the Alternative Currency Sublimit or (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower shall notify the Administrative Agent of such request by irrevocable written notice, (i) not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan, in the case of a Swingline Loan denominated in Dollars and (ii) not later than 9:00 a.m., London time, on the day of a proposed Swingline Loan, in the case of a Swingline Loan denominated in Euro. Each such notice shall be irrevocable and shall specify the Swingline Bank that is requested to make such Swingline Loan, the requested date (which shall be a Business Day) and amount (which shall not be less than the Dollar Equivalent of $1,000,000 and an integral multiple of 500,000 units of the applicable currency) of the requested Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Banks of any such notice received from the Applicable Borrower or the Borrower Representative on behalf of the Applicable Borrower. Each Swingline Bank shall make any requested Swingline Loan which, in its sole discretion, it elects to make, available to the Applicable Borrower by means of a credit to an account of the Applicable Borrower with the Administrative Agent designated for such purpose by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

SECTION 3.02. Swingline Loan Participations. Any Swingline Bank may by written notice given to the Administrative Agent require the Banks to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Applicable Percentage of such Swingline Loans. Each Bank hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 1:00 p.m. New York City time, on a Business Day no later than 6:00 p.m. New York City time, on such Business Day and if received after 1:00 p.m. New York City time, on a Business Day shall mean no later than 11:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Bank such Bank’s Applicable Percentage of such Swingline Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Advances made by such Bank (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to such Swingline Bank the amounts so received by it from the Banks. The Administrative Agent shall notify the Applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Banks. Any amounts received by a Swingline Bank from the Applicable Borrower (or other party on behalf of the Applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Banks that shall have made their payments pursuant to this paragraph and to such Swingline Banks, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Applicable Borrower of any default in the payment thereof.

SECTION 3.03. Replacement of a Swingline Bank.

(a) Any Swingline Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Swingline Bank and the successor Swingline Bank. The Administrative Agent shall notify the Banks of any such replacement of a Swingline Bank. At the time any such replacement shall become effective, the Applicable Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Bank pursuant to Section 5.07(a). From and after the effective date of any such replacement, (x) the successor Swingline Bank shall have all the rights and obligations of the replaced Swingline Bank under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Bank” shall be deemed to refer to such successor or to any previous Swingline Bank, or to such successor and all previous Swingline Banks, as the context shall require. After the replacement of a Swingline Bank hereunder, the replaced Swingline Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Bank under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(b) Subject to the appointment and acceptance of a successor Swingline Bank, any Swingline Bank may resign as a Swingline Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Banks, in which case, such Swingline Bank shall be replaced in accordance with Section 3.03(a) above.

ARTICLE IV.

THE LETTER OF CREDIT FACILITY

SECTION 4.01. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, each Issuing Bank hereby severally agrees to issue for the account of any Borrower through such Issuing Bank’s branches as it and such Borrower may jointly agree, one or more Letters of Credit denominated in any Agreed Currency in accordance with this Article IV, from time to time during the period commencing on the date hereof and ending no later than five (5) Business Days prior to the Termination Date; provided, further, that any Letter of Credit denominated in an Alternative Currency shall be issued by one of JPMorgan Chase, Bank of America, N.A. or Citibank, N.A., each in its capacity as an Issuing Bank. On the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under and governed in all respects by the terms and conditions of this Agreement, and each Bank shall participate in each Existing Letter of Credit in an amount equal to its Applicable Percentage.

SECTION 4.02. Types and Amounts. No Issuing Bank shall have any obligation to issue any Letter of Credit:

(a) if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (i) the Aggregate Revolving Credit Exposure at such time would exceed the Aggregate Commitments at such time, (ii) any Bank’s Revolving Credit Exposure would exceed its Commitment, (iii) the Dollar Equivalent of the aggregate outstanding amount of the L/C Obligations would exceed $300,000,000, (iv) the Dollar Equivalent of the outstanding amount of the L/C Obligations of such Issuing Bank would exceed its L/C Commitment (unless otherwise agreed in writing by such Issuing Bank and prompt notice of such agreement is given to the Administrative Agent) or (vi) the Aggregate Alternative Currency Exposure shall not exceed the Alternative Currency Sublimit;

(b) which has an expiration date (or date for payment of any draft presented thereunder) later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five (5) Business Days prior to the scheduled Termination Date provided that any Letter of Credit with a one-year tenor may contain customary automatic renewal provisions agreed upon by the Borrower Representative and the applicable Issuing Bank that provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referenced in this clause (ii)); provided, however, that an Issuing Bank may issue a Letter of Credit which has an expiration date (or date for payment of any draft presented thereunder) later than the date which is five (5) Business Days immediately preceding the Termination Date (such date being the “LC Collateral Trigger Date”) so long as on or before the LC Collateral Trigger Date the Applicable Borrower has cash collateralized such Letter of Credit in an amount and pursuant to documentation satisfactory to the applicable Issuing Bank (and, if such cash collateral has not been so furnished by the Applicable Borrower prior to the LC Collateral Trigger Date, then on the LC Collateral Trigger Date the Applicable Borrower shall deliver and pledge to the applicable Issuing Bank such cash collateral in such amount). Notwithstanding the foregoing, no Letter of Credit shall be issued which has an expiration date that is more than one (1) year beyond the Termination Date; or

(c) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

SECTION 4.03. Conditions.

(a) In addition to being subject to the satisfaction of the conditions contained in Sections 6.01 and 6.02, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) the Applicable Borrower shall have delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) an L/C Application in the manner prescribed in Section 4.04, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit or shall impose upon the Issuing Bank with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuing Bank as of the date of this Agreement and which the Issuing Bank in good faith deems material to it.

(b) No Issuing Bank shall extend, renew, or amend any Letter of Credit unless the requirements of this Section 4.03 are met as though a new Letter of Credit were then being requested and issued.

(c) Notwithstanding anything herein to the contrary, no Issuing Bank shall have an obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person or any activity or business in any Sanctioned Country, in each case, in violation of applicable Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

SECTION 4.04. Procedure for Issuance of Letters of Credit.

(a) Prior to the issuance of each Letter of Credit, and as a condition of such issuance, the Applicable Borrower shall deliver to the Issuing Bank (with a copy to the Administrative Agent) an L/C Application signed by the Applicable Borrower, together with such other documents or items as may be required pursuant to the terms thereof. Unless the Issuing Bank shall otherwise agree, each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Applicable Borrower to the Issuing Bank by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Sections 4.02 and 4.03, and shall specify therein (i) the stated amount and currency of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Letter of Credit is to expire, which shall be a Business Day not later than five (5) Business Days prior to the Termination Date, except as permitted in Section 4.02(ii), and (iv) the aggregate amount of L/C Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. Subject to the terms and conditions of Sections 4.02 and 4.03, and provided that the applicable conditions set forth in Sections 6.01 and 6.02 shall, to the knowledge of the Issuing Bank, have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Applicable Borrower in accordance with the Issuing Bank’s usual and customary business practices (and a copy of such issued Letter of Credit shall be delivered by the Issuing Bank to the Administrative Agent). In addition, any amendment of an Existing Letter of Credit that has the effect of increasing the face amount thereof or extending the expiration date thereof shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements of this Section 4.04.

(b) The applicable Issuing Bank shall give the Administrative Agent written or telex notice of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(c) Notwithstanding anything contained in any L/C Application or any document executed in connection therewith to the contrary, in the event any term or provision of such L/C Application or other document is inconsistent with any term or provision of this Agreement, the terms and provisions of this Agreement shall control and prevail.

SECTION 4.05. Letter of Credit Participation. Unless a Bank shall have notified the Issuing Bank, prior to its issuance of a Letter of Credit, that any applicable condition precedent set forth in Sections 6.01 or 6.02 had not then been satisfied, immediately upon the issuance of each other Letter of Credit hereunder, each Bank shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Applicable Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, as to each Bank, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Bank’s Applicable Percentage. Each Issuing Bank will notify each Bank that has a Commitment promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent, each Bank shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount in the currency of such L/C Draft equal to the amount of the payment under the L/C Draft or other draw on the Letter of Credit multiplied by such Bank’s Applicable Percentage. Except to the extent set forth in the last sentence of this Section 4.05, the obligation of each Bank to reimburse the Issuing Banks under this Section 4.05 shall be unconditional, continuing, irrevocable and absolute without counterclaim or set-off; provided, however, the obligation of each Bank shall not extend to payments made under a Letter of Credit resulting from the Issuing Bank’s gross negligence or willful misconduct in honoring any L/C Draft. In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 4.05, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives such payment from such Bank or such obligation is otherwise fully satisfied, and such Bank shall pay to the Administrative Agent, for the account of the applicable Issuing Bank, interest on the amount of such Bank’s outstanding obligation at the NYFRB Rate; provided, however, that nothing contained in this sentence shall relieve such Bank of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 4.05. Notwithstanding the foregoing, no Bank shall have any reimbursement, payment or other obligation with respect to any cash collateralized Letter of Credit issued pursuant to the proviso in Section 4.02(b)(ii) hereof.

SECTION 4.06. Reimbursement Obligation. The Applicable Borrower agrees unconditionally, irrevocably and absolutely to pay to the Administrative Agent, for the account of the Banks, the amount of each drawing made under or pursuant to a Letter of Credit issued for its account in the currency of such Letter of Credit (such obligation of the Applicable Borrower to reimburse the Administrative Agent for a drawing made under a Letter of Credit, a “Reimbursement Obligation” with respect to such Letter of Credit) plus all other charges and expenses with respect thereto specified in Section 4.07 or in the applicable L/C Application. Such payment shall be made not later than 1:00 p.m. New York City time, on the date that such drawing is made, if the Applicable Borrower shall have received notice of such drawing prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Applicable Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Applicable Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 4.06, the Applicable Borrower shall be deemed to have elected to borrow under a Borrowing, as of the date of the drawing giving rise to the Reimbursement Obligation and equal in amount to the amount of the unpaid Reimbursement Obligation. Such Borrowing shall be made automatically, without notice, without any requirement to satisfy the conditions precedent otherwise applicable to a Borrowing and without regard to minimum amounts or integral multiples of any amount otherwise required for a Borrowing. Such Borrowing shall be comprised of Base Rate Advances (or if the Applicable Borrower is a Swiss Borrower, an RFR Advance) made by the Banks, each Advance being in the Dollar Equivalent amount of the portion of the related drawing that shall have been funded by the applicable Bank. The proceeds of such Borrowing shall be used to repay such Reimbursement Obligation. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 4.07. Issuing Bank Charges. In addition to the fees described in Section 5.04(b), the Applicable Borrower agrees to pay to each Issuing Bank, (i) on the date of issuance of each Letter of Credit issued for its account (or on such other date as may be agreed between the Applicable Borrower and the applicable Issuing Bank), a fronting fee in respect of such Letter of Credit in a separately agreed amount, and (ii) all reasonable and customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Banks with respect to Letters of Credit, including standard commissions, payable promptly following delivery to each Applicable Borrower of each invoice in respect of any such amount. The Existing Letters of Credit shall not be subject to the charges described herein to the extent such charges are duplicative of charges paid with respect thereto pursuant to the Existing USD Facility or the Existing EUR Facility.

SECTION 4.08. Issuing Bank Reporting Requirements. In addition to the notices required by Section 4.04(b), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Applicable Borrower during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Bank, the Administrative Agent will provide to such Bank information concerning such Letters of Credit.

SECTION 4.09. Indemnification; Exoneration.

(a) In addition to amounts payable as elsewhere provided in this Article IV, the Applicable Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Bank from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit for its account other than as a result of the gross negligence or willful misconduct of the Issuing Bank as determined in a non-appealable judgment by a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Applicable Borrower, the Banks, the Administrative Agent and the Issuing Banks, the Applicable Borrower assumes all risks of the acts and omissions of, or misuse of each Letter of Credit by, the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent, any Issuing Bank nor any Bank shall be responsible for (unless caused by its gross negligence or willful misconduct): (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any other party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, email or other similar form of electronic transmission or otherwise; (v) errors in interpretation of technical trade terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Banks, including any Governmental Acts; and (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower Representative or any Subsidiary or in the relevant currency markets generally. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 4.09.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the applicable Issuing Bank, the Administrative Agent or any Bank under any resulting liability to the Applicable Borrower or relieve the Applicable Borrower of any of its obligations hereunder to any such Person.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 4.09 shall survive the payment in full of the Advances and other obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.

SECTION 4.10. Replacement and Resignation of an Issuing Bank.

(a) An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, each Applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 5.04(b) with respect to each applicable Letter of Credit issued for its account. From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(b) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Banks, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 4.10(a) above.

ARTICLE V.

GENERAL TERMS

SECTION 5.01. Illegality. If any Bank reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make, maintain or fund Advances whose interest is determined by reference to Term SOFR Rate or Adjusted EURIBOR Rate, or to determine or charge interest rates based upon Term SOFR Rate or Adjusted EURIBOR Rate, then, on notice thereof by such Bank to the Borrower Representative (through the Administrative Agent), (i) any obligation of such Bank to make or continue Term Benchmark Advances or to Convert Base Rate Advances to Term Benchmark Advances shall be suspended and (ii) the interest rate on which Base Rate Advances of such Bank, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Applicable Borrower (other than any Swiss Borrower) shall, if necessary to avoid such illegality, upon demand from such Bank (with a copy to the Administrative Agent), Convert all of such Bank’s Term Benchmark Advances to Base Rate Advances (the interest rate on which Base Rate Advances of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Term Benchmark Advances to such day, or immediately, if such Bank may not lawfully continue to maintain such Term Benchmark Advances, in each case until the Administrative Agent is advised in writing by each affected Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon Term SOFR Rate or Adjusted EURIBOR Rate. Each Bank agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank.

SECTION 5.02. Effect of Notice of Borrowing; Maximum Number of Borrowings.

(a) Subject to Section 5.01, each Notice of Borrowing and Notice of Interest Rate Election shall be in writing and be irrevocable and binding on the Applicable Borrower.

(b) A Notice of Borrowing shall be rejected by the Administrative Agent, and the Banks shall have no obligation to extend any Advances that may be requested in such Notice of Borrowing, if after giving effect to the Borrowing requested in such Notice of Borrowing there would then be more than fifteen (15) Borrowings outstanding (excluding Swingline Loans).

SECTION 5.03. Effect of Failure to Borrow or Fund.

(a) In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Term Benchmark Advances, the Applicable Borrower shall indemnify each Bank against all direct out-of-pocket losses and reasonable expenses incurred by such Bank as a result of any failure by the Applicable Borrower to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article VI to the extent of all direct out-of-pocket losses and reasonable expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. The Applicable Borrower shall not be liable to any Bank under this Section 5.03(a) with respect to consequential damages or loss of anticipated profits arising or incurred by such Bank in connection with the Applicable Borrower’s failure to fulfill timely the applicable conditions set forth in Article VI.

(b) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Borrowing comprised of Base Rate Advances, prior to 1:00 p.m. New York City time on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with the terms of Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Applicable Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Applicable Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, with respect to Advances denominated in Dollars, the NYFRB Rate, and with respect to Advances denominated in any Alternative Currency, at an interest rate reasonably determined by the Administrative Agent in accordance with banking industry practices on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(c) The failure of any Bank to make any Advance required to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

SECTION 5.04. Fees and Certain Credit Rating Determinations.

(a) Facility Fees. The Borrower Representative agrees to pay to the Administrative Agent for the ratable account of the Banks, in Dollars, a facility fee (the “Facility Fee”) based on the average daily amount of each Bank’s portion of the Aggregate Commitments (whether used or unused) and, after the termination of the Commitments, upon each Bank’s Applicable Percentage of any remaining outstanding Revolving Credit Exposure, in each case in accordance with Schedule 5.

The Facility Fee shall begin accruing on the date hereof and shall be payable quarterly, in arrears on the fifteenth (15th) day following the last day of each March, June, September and December, beginning with the first such date to occur after the Closing Date, on the Termination Date and, if applicable, thereafter on demand; provided that if any Bank ceases to be a party hereto prior to the Termination Date, accrued and unpaid Facility Fees payable to such Bank shall be paid on the date such Bank’s Commitment is reduced to zero.

(b) Letter of Credit Fees. In addition to the fees described in Section 4.07, the Applicable Borrower agrees to pay to the Administrative Agent for the account of each Bank a letter of credit fee (the “Letter of Credit Fee”), in respect of any period, at the Letter of Credit Fee Rate on the average daily aggregate amount of such Bank’s L/C Exposure in respect of Letters of Credit issued for such Borrower’s account and outstanding during such period.

Accrued and unpaid Letter of Credit Fees shall be payable, in arrears, (i) on the fifteenth (15th) day following the last day of each March, June, September and December, (ii) on the Termination Date and (iii) thereafter on demand; provided that (a) if any Bank ceases to be a party hereto prior to the Termination Date, accrued and unpaid Letter of Credit Fees payable to such Bank shall be paid on the date such Bank’s Commitment is reduced to zero; and (b) if any Letter of Credit is cash collateralized pursuant to Section 4.02(b) (a “Collateralized LC”), then accrued and unpaid Letter of Credit Fees on such Collateralized LC shall not be payable on the Termination Date, but shall continue to be payable as provided in clause (i) above and also shall be payable on the date of the expiration or termination of such Collateralized LC.

(c) Other Fees. The Borrower Representative shall pay to the Co-Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times separately agreed with such Person pursuant to written agreement.

SECTION 5.05. Reduction of the Commitments. The Borrower Representative may, upon at least three (3) Business Days’ written notice to the Administrative Agent, terminate in whole or reduce ratably in part the respective Commitments of the Banks on a permanent basis; provided that (i) (A) any such reduction shall not cause the Aggregate Commitments to be less than the Aggregate Revolving Credit Exposure at such time and (B) if such reduction shall cause the Aggregate Commitments to be less than the Alternative Currency Sublimit at such time, then the Alternative Currency Sublimit shall be reduced on an equivalent basis and (ii) in the case of any partial reduction of the Commitments, such partial reduction shall be in an aggregate amount not less than the lesser of (A) the Dollar Equivalent of $20,000,000 (or an integral multiple of 5,000,000 units of the applicable currency in excess thereof) and (B) the amount by which the Aggregate Commitments exceed the Aggregate Revolving Credit Exposure at such time. Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction.

SECTION 5.06. Repayment. The Applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Advance (other than a Swingline Loan) made to such Borrower on the Termination Date and (ii) to the Administrative Agent for the account of the applicable Swingline Banks the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Termination Date and the fifth Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Applicable Borrower shall repay all Swingline Loans made to such Borrower then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

SECTION 5.07. Interest. The Applicable Borrower shall pay interest on the unpaid principal amount of each Advance made to it by each Bank from the date of such Advance until such principal amount shall be paid in full at the following rates per annum:

(a) Base Rate Advances and Swingline Loans. If such Advance is (i) a Base Rate Advance, a Swingline Loan denominated in Dollars or a Section 4.06 Advance, a rate per annum equal at all times for such Advance to the Base Rate in effect from time to time plus the Applicable Base Rate Margin (such rate to change when and as the Base Rate or the Applicable Base Rate Margin changes) or (ii) a Swingline Loan denominated in Euros, a rate per annum equal at all times for such Advance to the Daily Simple ESTR in effect from time to time plus the Applicable Term Benchmark and RFR Margin (such rate to change when and as the Daily Simple ESTR or the Applicable Term Benchmark and RFR Margin changes), provided that, in the case of a Swingline Loan prior to the Banks funding their participations therein, the rate may be such other rate as may be agreed between the Applicable Borrower and the applicable Swingline Bank, including the Daily Simple ESTR. Interest on all Base Rate Advances and Swingline Loans shall be paid (i) quarterly in arrears on the last day of January, April, July and October and at final maturity (whether due to acceleration or otherwise) and thereafter upon demand or, in the case of a Swingline Loan prior to the Banks funding their participations therein, at such other times as may be agreed between the Applicable Borrower and the applicable Swingline Bank and (ii) at such other times as may be specified herein.

(b) Term Benchmark Advances. If such Advance is a Term Benchmark Advance (A) denominated in Dollars, a rate per annum equal at all times during each Interest Period for such Advance to the Term SOFR Rate for such Interest Period plus the Applicable Term Benchmark and RFR Margin (such rate to change when and as the Applicable Term Benchmark and RFR Margin changes) or (B) denominated in Euro, a rate per annum equal at all times during each Interest Period for such Advance to the Adjusted EURIBOR Rate for such Interest Period plus the Applicable Term Benchmark and RFR Margin (such rate to change when and as the Applicable Term Benchmark and RFR Margin changes), in each case, payable in arrears (x) on the last day of such Interest Period (and, if such Interest Period has a duration of more than three (3) months, on the date during such Interest Period which occurs three (3) months after the first day of such Interest Period) and (y) on any date such Term Benchmark Advance shall be Converted or repaid (whether due to acceleration or otherwise), on the principal amount so Converted or repaid, and (z) on such other times as may be specified herein.

(c) RFR Advances. If such Advance is an RFR Advance, a rate per annum equal at all times during each Interest Period for such Advance equal to the Daily Simple SOFR for such Interest Period plus the Applicable Term Benchmark and RFR Margin (such rate to change when and as the Applicable Term Benchmark and RFR Margin changes) payable in arrears on (x) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Advance (or, if there is no such numerically corresponding day in such month, then the last day of such month), (y) on any date such RFR Advance shall be Converted or repaid (whether due to acceleration or otherwise), on the principal amount so Converted or repaid and (z) on such other times as may be specified herein.

(d) Swiss Terms. The interest rates provided for in this Agreement, including this Section 5.07, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 5.07 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments, the payment of interest due by a Swiss Borrower shall, in line with and subject to Section 5.15, including any limitations therein and any obligations thereunder, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Bank entitled to such payment of an amount equal to the payment which would have been due had no deduction of the Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, “Non-Refundable Portion” shall mean the Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration (SFTA) confirms that, in relation to a specific Bank based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Bank. Each Swiss Borrower shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Bank to claim a refund of any Swiss Withholding Tax so deducted.

SECTION 5.08. Additional Interest on Term Benchmark Advances.

(a) For so long as any Bank is required to make special deposits with or comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the Financial Services Authority, the European Central Bank, any other central bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Bank’s Term Benchmark Advances, such Bank shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Bank’s Advances to it subject to such requirements, additional interest on such Advance at a rate per annum specified by such Bank to be the actual cost to such Bank of complying with such requirements in relation to such Advance.

(b) Any additional interest owed to a Bank pursuant to subsection (a) above shall be determined by such Bank (and the amount so determined shall be prima facie evidence of the amount owed pursuant to the applicable subsection, which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bank under agreements having provisions similar to this Section 5.08 after consideration of such factors as such Bank then reasonably determines to be relevant), and such Bank shall deliver written notice thereof to the Borrower Representative through the Administrative Agent; provided that in the case of any such required reserves, special deposits or other requirements referred to in subsection (a) above that are imposed after the date of this

Agreement, the Applicable Borrower shall not be required to compensate a Bank pursuant to this Section for any additional interest incurred more than 120 days prior to the date that such Bank notifies the Borrower Representative of such required reserves, special deposits or other requirements and of such Bank’s intention to claim compensation therefor; provided, further, that, if any of the above referenced requirements are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. Any amount payable to a Bank pursuant to this Section 5.08 shall be paid to the Administrative Agent for the account of such Bank.

SECTION 5.09. Interest on Overdue Principal. If any amount of principal is not paid when due (whether at stated maturity, by acceleration or otherwise), that amount of principal shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the interest rate in effect from time to time with respect to the applicable Advance.

SECTION 5.10. Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrower Representative and the Banks of any applicable interest rate determined by the Administrative Agent for purposes of Section 5.07.

SECTION 5.11. Performance of Banks’ Obligations. Each Bank shall use commercially reasonable efforts to keep apprised of all events and circumstances (a) that would excuse or prohibit such Bank from performing its obligation to make (or to Convert Advances into) Term Benchmark Advances hereunder pursuant to Section 5.01, (b) that would permit such Bank to demand additional interest or increased costs pursuant to Section 5.08 or Section 5.13 or (c) that would permit the Administrative Agent or the Majority Banks pursuant to Section 11.14 to denominate an Advance in Dollars rather than the applicable Agreed Currency. Such Bank shall, as soon as practicable after becoming aware of any such event or circumstance, use commercially reasonable efforts, to the extent permitted by law, to perform its obligations to make Term Benchmark Advances through another office or lending office, and with respect to increased costs or additional interest, to reduce such increased costs or additional interest (if the use of such other office or lending office or such reduction would not adversely affect the performance of such obligations or repayment of the Advances or result in, in any material respect, any increased cost, loss, liability or other material disadvantage to such Bank in such Bank’s reasonable judgment), in either case if by taking the action contemplated by the foregoing, such event or circumstance would cease to exist.

SECTION 5.12. Optional Prepayments.

(a) Any Borrower may prepay Borrowings without penalty upon written notice to the Administrative Agent given not later than (i) 11:00 a.m. New York City time on the proposed date of prepayment of Borrowings comprised solely of Base Rate Advances, (ii) 11:00 a.m. New York City time the date three (3) U.S. Government Securities Business Days prior to the proposed date of prepayment of Borrowings comprised solely of Term Benchmark Advances and (iii) 11:00 a.m. New York City time the date five (5) U.S. Government Securities Business Days prior to the proposed date of prepayment of Borrowings comprised solely of RFR Advances, stating in such notice the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Applicable Borrower shall prepay the outstanding principal amount of the Advances made as part of the same Borrowing in whole or, in the case of a Borrowing comprised solely of Base Rate Advances, ratably in part, by paying the principal amount to be prepaid together with accrued interest thereon and other amounts then due and owing, if any, hereunder to the date of prepayment; provided that each partial prepayment shall be in a Dollar Equivalent amount not less than $20,000,000 and an integral multiple of 5,000,000 units of the applicable currency or, with respect to Swingline Loans, in a Dollar Equivalent amount not less than $1,000,000 and an integral multiple of 500,000 units of the applicable currency; provided, further, that if any Borrowing made pursuant to Section 4.06 does not meet the minimum amount or integral multiple requirements for prepayments set forth above, then the next prepayment pursuant to this Section 5.12 shall be in an amount that will cause each outstanding Borrowing (other than any Swingline Loan) to be in an aggregate Dollar Equivalent amount not less than $20,000,000 and an integral multiple of 5,000,000 units of the applicable currency. Such notice of prepayment may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction. Each such optional prepayment shall be applied to prepay ratably the Advances of the several Banks included in such Borrowing. If a Borrower prepays any Borrowing consisting of Term Benchmark Advances on any day other than the last day of an Interest Period therefor, such Borrower shall reimburse each Bank for any losses, costs and expenses contemplated in Section 11.04(b).

(b) Upon receipt of a notice of prepayment pursuant to this Section 5.12, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share, if any, of such prepayment.

SECTION 5.13. Increased Costs.

(a) Subject to Section 5.11, if, after the date of this Agreement, any of the following (a “Change in Law”) shall occur:

(i) due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Statutory Reserve Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), either (x) there shall be any increase in the cost to any Bank of agreeing or committing to make or making, funding or maintaining any Advances (including any participations in Swingline Loans) hereunder or issuing or participating in any Letter of Credit or (y) any Recipient shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline adopted after the date hereof and arising out of the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” or (ii) compliance by any Bank with any law or regulation, or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital or liquidity required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of such Bank’s commitment to lend hereunder and other commitments of this type, or upon the making or funding of its Advances (including any participations in Swingline Loans) hereunder or upon the issuing or maintaining of its L/C Interest hereunder,

(b) then the Borrowers shall from time to time, upon written demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, within 120 days after such written demand, additional amounts sufficient to (i) in the case of any of the events described in clause (a)(i) above, reimburse such Bank for such increased cost, such increased cost to be determined by such Bank using its customary methods therefor, which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bank under agreements having provisions similar to Section 5.13(a)(i) after consideration of such factors as such Bank then reasonably determines to be relevant, and (ii) in the case of any of the events described in clause (a)(ii) above, compensate such Bank in light of such circumstances, to the extent such Bank reasonably determines such increase in capital or liquidity to be allocable to the existence of such Bank’s commitment to lend or maintain Advances or to issue or maintain its L/C Interests hereunder, which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bank under agreements having provisions similar to Section 5.13(a)(i) after consideration of such factors as such Bank then reasonably determines to be relevant. A certificate as to any such amount (demonstrating, in reasonable detail, the calculations used by such Bank to determine such amount), submitted to the Borrower Representative and the Administrative Agent by such Bank, shall be prima facie evidence thereof absent demonstrable error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.14. Payments and Computations.

(a) The Applicable Borrower shall make all payments hereunder in the currency in which such Advance was made to the Applicable Borrower, in such funds as are then customary for settlement of international transactions in such currency and without set-off, counterclaim or other deduction. All other payments made hereunder shall be payable in immediately available funds in Dollars. All payments hereunder shall be made to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified in Section 11.02, or at any other Lending Office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower Representative, and, in the case of Borrowings, shall be applied ratably by the Administrative Agent among the Banks. The Administrative Agent is hereby authorized to charge the Applicable Borrower’s account with the Administrative Agent, after notice to the Borrower Representative of the amount to be charged, for each payment of principal, interest and fees as such payment becomes due. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to such payment ratably (in accordance with all like obligations then due and payable to which such payment relates) to the Banks for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Bank, to such Bank for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) All computations of interest based on the Base Rate shall, to the extent such Base Rate is determined by reference to the Prime Rate, be made on the basis of a year of 365 or 366 days, as the case may be, and all other calculations of interest, the Facility Fee and Letter of Credit Fee shall be made on the basis of a year of 360 days (or, in the case of any Agreed Currency other than Dollars, on the basis of the convention customarily applicable to such currency), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(c) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Facility Fees and Letter of Credit Fees, as the case may be. If such extension would cause such payment with respect to a Term Benchmark Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding applicable Business Day and the period of time during which such payment would have been outstanding but for compliance with this provision shall not be included in the computation of payment of interest with respect thereto.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment by such Borrower is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the NYFRB Rate.

(e) Notwithstanding the foregoing provisions of this Section 5.14, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country that issued such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Applicable Borrower is not able to make payment to the Administrative Agent for the account of the Banks in such Original Currency, then all payments to be made by the Applicable Borrower hereunder in such currency shall instead be made when due in Dollar in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Applicable Borrower take all risks of the imposition of any such currency control or exchange regulations.

SECTION 5.15. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that a Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any Note or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 5.15, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Applicable Borrower or the Administrative Agent as will enable the Applicable Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower:

(A) any Bank that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Note, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Any Bank claiming additional amounts payable pursuant to this Section 5.15 shall (at the reasonable request of the Applicable Borrower) use reasonable efforts to change the jurisdiction of its office or Lending Office if the making of such change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, subject such Bank to any unreimbursed costs or expense and would not be otherwise materially disadvantageous to such Bank. The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such actions.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.15 (including additional amounts paid pursuant to this Section 5.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.15(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 5.15(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and if the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 5.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or any Notes.

(j) Notwithstanding anything to the contrary in this Agreement, the obligations of any Swiss Borrower and the rights of the Recipient under this Agreement or any other Loan Document are subject to the following limitations:

(i) If and to the extent the guarantees or any other indemnity or security given by any Swiss Borrower under this Agreement or any other Loan Document guarantees or secures obligations of any of its (direct or indirect) parent companies (upstream security) or sister companies (cross-stream security) (the “Upstream or Cross-Stream Guaranteed Obligations”) and if and to the extent using the proceeds from the enforcement of the guarantees or any other indemnity or security interest granted by the respective Swiss Borrower to discharge the Upstream or Cross-Stream Guaranteed

Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, the proceeds from the enforcement of the guarantees or any other indemnity or security interest to be used to discharge the Upstream or Cross-Stream Guaranteed Obligations shall be limited to the maximum amount of the respective Swiss Borrower’s freely disposable shareholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free the respective Swiss Borrower from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the respective Swiss Borrower on the basis of an interim audited balance sheet as of that time.

(ii) In respect of Upstream or Cross-Stream Guaranteed Obligations, the respective Swiss Borrower shall, as concerns the proceeds resulting from the enforcement of the guarantees or any other indemnity or security interest granted under this Agreement or any other Loan Document, if and to the extent required by applicable law in force at the relevant time:

(A) use best endeavors that such payment or enforcement proceeds can be used to discharge Upstream or Cross-Stream Guaranteed Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(B) if the notification procedure pursuant to sub-paragraph (A) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of this Agreement) as is in force from time to time from any such payment or enforcement proceeds used to discharge Upstream or Cross-Stream Guaranteed Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(C) notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(D) in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment or enforcement proceeds, will, as soon as possible after such deduction, (i) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and (ii) pay to the Administrative Agent upon receipt any amount so refunded.

(iii) The respective Swiss Borrower shall promptly take and promptly cause to be taken any action, including the following:

(A) the passing of any shareholders’ resolutions to approve the payment or use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the guarantees, any other indemnity or the security interest in order to allow a prompt payment or use of the enforcement proceeds;

(B) preparation of an up-to-date audited balance sheet of the respective Swiss Borrower;

(C) confirmation of the auditors of the respective Swiss Borrower that the relevant amount represents the Maximum Amount;

(D) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(E) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(F) to the extent permitted by applicable law, Swiss accounting standards and the Loan Documents, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the respective Swiss Borrower’s business (nicht betriebsnotwendig); and

(G) all such other measures necessary or useful to allow the respective Swiss Borrower to make payments or use enforcement proceeds as agreed hereunder with a minimum of limitations.

(k) For the avoidance of doubt, for the purposes of this Section 5.15, the term “applicable law” includes FATCA.

SECTION 5.16. Noteless Agreement; Evidence of Indebtedness.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Advance made by such Bank to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Bank by such Borrower from time hereunder.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made to each Borrower hereunder, Type thereof, the Agreed Currency in which such Advance is denominated and the Interest Period, if any, with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Applicable Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Applicable Borrower and each Bank’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Applicable Borrower to repay its Borrowings in accordance with their terms.

(d) Any Bank may request that its Advances to a Borrower be evidenced by a promissory note (each, a “Note”). In such event, such Borrower shall prepare, execute and deliver to such Bank a Note or separate Notes evidencing such Advances, at such Bank’s request, payable to such Bank in a form or forms supplied by the Administrative Agent. Thereafter, the Advances evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.06) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 11.06, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

SECTION 5.17. Sharing of Payments, Etc. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or L/C Interests or Swingline Loans resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Advances and L/C Interests and Swingline Loans and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Advances and L/C Interests and Swingline Loans of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and L/C Interests and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Advances or L/C Interests to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrowers in the amount of such participation. Nothing contained herein shall require any Bank to exercise any right it may have of set-off, bankers’ lien, counterclaim or similar right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers not evidenced by this Agreement or the Notes. If under any applicable bankruptcy, insolvency or other similar law, any Bank obtains a secured claim in lieu of a set-off or other payment to which this Section 5.17 would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 5.17 to share in the benefits of any recovery on such secured claim.

SECTION 5.18. Termination and Prepayment with Respect to any Bank.

(a) In addition to the right of the Borrowers to terminate in whole or reduce ratably the unused portion of the Commitments as described in Section 5.05 and the right of the Borrowers to ratably prepay Advances (including any participation in a Swingline Loan) as described in Section 5.12, the Borrowers shall have the right to terminate the unused portion of the Commitment of any Bank and to prepay all outstanding Advances made by such Bank in the manner described in this Section 5.18 if a Bank becomes a Defaulting Bank or a Non-Consenting Bank or if any Borrower shall have received notice (a “Special Notice”) that such Bank (i) cannot extend a Term Benchmark Advance in any Agreed Currency and shall exercise its rights pursuant to Section 5.01(a), (ii) claims additional interest pursuant to Section 5.08, (iii) claims reimbursement for increased costs or reduced returns pursuant to Section 5.13, (iv) claims reimbursement for Taxes pursuant to Section 5.15 or (v) elects not to make an Advance in the applicable Agreed Currency pursuant to Section 11.14.

(b) Upon receipt by a Borrower of a Special Notice from any Bank or upon a Bank becoming a Defaulting Bank or a Non-Consenting Bank, the Borrower may elect to terminate the unused portion of the Commitment of such Bank by giving notice thereof (a “Termination Notice”) to such Bank and to the Administrative Agent as follows: (1) in the case of a Non-Consenting Bank or a Bank which delivers a Special Notice, on or before the thirtieth day following the date such Bank becomes a Non-Consenting Bank or delivers such Special Notice, or (2) in the case of a Defaulting Bank, after the date such Bank becomes a Defaulting Bank and while it remains a Defaulting Bank, in each case specifying therein (i) the name of such Bank (a “Terminated Bank”), (ii) the proposed effective date of termination (“Bank Termination Date”) of the unused portion of such Terminated Bank’s Commitment, which date shall not in any event be less than five (5) Business Days following the date of such Termination Notice, and (iii) one or more commercial banks (each, a “Successor Bank”), each such Successor Bank (x) having a combined capital, surplus (or its equivalent) and undivided profits in an amount not less than U.S. $500,000,000 (or its equivalent in another currency) or (y) consented to by the Issuing Banks, the Swingline Banks and the Administrative Agent, in each case whose consent shall not be unreasonably withheld, conditioned or delayed, which Successor Bank or Successor Banks shall have agreed, in the aggregate, to succeed to the entire Commitment of such Terminated Bank on the Bank Termination Date.

(c) Unless the Borrowers shall have elected, as evidenced by their Termination Notice, to prepay all the Advances (including any participation in a Swingline Loan) made by a Terminated Bank outstanding as of the Bank Termination Date, any Term Benchmark Advance (including any participation in a Swingline Loan) (each, a “TB Advance”) made by such Terminated Bank having an Interest Period ending after the Bank Termination Date shall remain outstanding until the last day of such Interest Period (unless required to be paid earlier in accordance with the terms of this Agreement). On the last day of the then current Interest Period in respect of each TB Advance, the Successor Bank shall extend an Advance to the Applicable Borrower in a principal amount corresponding to such TB Advance, and having an Interest Period of the type specified in the Notice of Interest Rate Election that would otherwise have applied to such TB Advance, and the proceeds of such Advance from the Successor Bank shall be used by the Applicable Borrower to repay such TB Advance to the Terminated Bank. The Successor Bank or Successor Banks specified by the Borrowers in a Termination Notice shall have agreed, prior to the Bank Termination Date, to succeed, in the aggregate, to the entire Commitment of such Terminated Bank on the Bank Termination Date which succession shall, with respect to the unused portion of such Terminated Bank’s Commitment as of such Bank Termination Date, become effective as of the Bank Termination Date and, with respect to the remaining portion of such Terminated Bank’s Commitment, become effective as and when such Terminated Bank’s Advances (including any participation in a Swingline Loan) are repaid.

(d) If the Borrowers shall have elected, as evidenced by their Termination Notice, to prepay all the Advances (including any participation in a Swingline Loan) made by a Terminated Bank outstanding as of the Bank Termination Date, the Successor Bank or Successor Banks shall in the aggregate extend to each Applicable Borrower, on the Bank Termination Date, Advances

(including any participation in a Swingline Loan) (with interest at a rate to be agreed upon by the Applicable Borrower and each Successor Bank) corresponding in respective amounts to each Advance being prepaid as of such date, each of which Advances shall have an Interest Period, if any, beginning on the Bank Termination Date and ending on the last day of the Interest Period of the Advance being prepaid to which it corresponds.

(e) Each such termination pursuant to this Section 5.18 shall be effective on the Bank Termination Date proposed by the Borrowers in the related Termination Notice if (i) no Event of Default shall have occurred prior to such date and be continuing on such date, (ii) in the event the Borrowers shall have elected to prepay all Advances (including any participation in a Swingline Loan) made by such Terminated Bank outstanding as of such date, (A) each Applicable Borrower shall have prepaid the outstanding aggregate amount of all Advances made by the Terminated Bank, together with accrued interest and accrued fees to such date on the amount prepaid and all other amounts payable to such Bank as of such date and (B) the Successor Bank or Successor Banks shall have extended to the Applicable Borrowers Advances equal in aggregate amount to the Advances of the Terminated Bank being prepaid as required pursuant to Section 5.18(d), and (iii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Successor Bank or Successor Banks shall have agreed in the aggregate to succeed to the entire Commitment of the Terminated Bank in accordance with this Section 5.18. On a Bank Termination Date, the applicable Successor Bank (or Successor Banks, as applicable) shall succeed to the L/C Interests of the Terminated Bank, and the Terminated Bank shall thereafter cease to have any L/C Interest or any participation in, or liability for any drawings made under, any Letter of Credit.

(f) Subject to subsection (e) above, on the Bank Termination Date, (i) each Successor Bank shall become a party to this Agreement as if such Successor Bank shall have been named on the signature pages hereof, and such Successor Bank shall have all the rights and obligations of a “Bank” hereunder and (ii) the Terminated Bank shall have no further Commitment under this Agreement (other than with respect to Advances, if any, made by such Bank which remain outstanding after such date) and shall no longer be a “Bank” under this Agreement for any purpose (other than with respect to Advances made by such Bank which remain outstanding after such date) except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the date of repayment of such outstanding Advances (including any participation in a Swingline Loan). The termination of any Bank’s Commitment and the prepayment of such Bank’s Advances pursuant to this Section 5.18 shall not relieve or satisfy the obligations of any Borrower to make any such prepayments free and clear of all Indemnified Taxes, to reimburse such Bank for all Other Taxes and for all increased costs pursuant to Section 5.13, or to comply with all other terms and conditions of this Agreement (including Section 11.04).

SECTION 5.19. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Fees shall cease to accrue on the unfunded Commitment of such Defaulting Bank pursuant to Section 5.04(a). Each Defaulting Bank shall be entitled to receive Letter of Credit Fees under Section 5.04(b) for any period during which such Bank is a Defaulting Bank only to the extent allocable to its L/C Exposure of the stated amount of Letters of Credit for which it has provided cash collateral to the Administrative Agent.

(b) The Commitments and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01) which requires Majority Banks consent.

(c) All or any part of any Swingline Exposure or L/C Exposure shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent such reallocation does not cause any non-Defaulting Bank to exceed its Commitment; provided that if such reallocation cannot, or can only partially, be effected, one or more Borrowers shall, without prejudice to any right or remedy available to any Borrower hereunder or under law, within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, and (y) second, cash collateralize for the benefit of each Issuing Bank such Borrower’s obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation described in this clause (c)) in accordance with the procedures set forth in Section 9.02 for so long as such L/C Exposure is outstanding. Notwithstanding the foregoing, reallocation of Swingline Exposure or L/C Exposure in accordance with the terms of this Agreement shall not constitute a waiver or release of claims against any such Defaulting Bank.

(d) If a Borrower cash collateralizes any portion of such Defaulting Bank’s L/C Exposure to such Borrower pursuant to clause (c) above, such Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 5.04(b) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is so cash collateralized.

(e) If the L/C Exposure of the non-Defaulting Banks are reallocated pursuant to clause (c) above, then the fees payable to the Banks pursuant to Section 5.04(a) and shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages.

(f) If all or any portion of such Defaulting Bank’s L/C Exposure is neither cash collateralized nor reallocated pursuant to clause (c) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Bank hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such L/C Exposure) and Letter of Credit Fees payable under Section 5.04(b) with respect to such Defaulting Bank’s L/C Exposure shall be payable, on a pro rata basis, to the Issuing Banks until each such L/C Exposure is cash collateralized and/or reallocated.

(g) So long as such Bank is a Defaulting Bank, no Swingline Banks shall be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless, in each case, the applicable Swingline Bank or Issuing Bank is satisfied that the related exposure will be 100% covered by the non-Defaulting Banks, cash collateral provided pursuant to clause fifth of Section 5.19(h) below and/or cash collateral provided by any Borrower in accordance with Section 5.19(c).

(h) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 11.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Swingline Bank or Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ exposure with respect to such Defaulting Bank; fourth as the Borrower Representative may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Advance in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the Issuing Banks’ future exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks, the Swingline Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Swingline Banks or the Issuing Banks against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which such Defaulting Bank has not fully funded its proportionate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Reimbursement Obligations owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of, or Reimbursement Obligations owed to, such Defaulting Bank until such time as all Advances and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Banks pro rata in accordance with the Commitments without giving effect to Section 5.19(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(i) In the event that the Administrative Agent, the Borrowers, each Swingline Bank and each Issuing Bank agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swingline Exposure and the L/C Exposure shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Advances of the other Banks (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Applicable Percentage.

(j) The Borrowers may terminate the unused amount of the Commitment of any Bank that is a Defaulting Bank upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), and in such event the provisions of Section 5.19(c) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, any Swingline Bank or any Bank may have against such Defaulting Bank.

SECTION 5.20. Additional Borrowers. The Borrower Representative may, at any time or from time to time, designate one or more Wholly-Owned Subsidiaries of the Borrower Representative as an additional “Borrower” hereunder by furnishing to the Administrative Agent a Designation Letter in duplicate, duly completed and executed by the Borrower Representative and such Wholly-Owned Subsidiary, together with such legal opinions, corporate certificates and other documents and “know your customer” information relating to the proposed additional Borrower as the Administrative Agent (or in the case of “know your customer” information, the applicable Bank) shall reasonably request. Upon any such designation of a Wholly-Owned Subsidiary of the Borrower Representative, the delivery of the documents described in the preceding sentence and the approval of such designation by the Administrative Agent and each Bank, such Subsidiary shall be a “Borrower” hereunder (with all the related rights and obligations) and shall be entitled to request and receive Advances, Letters of Credit and Swingline Loans on and subject to the terms and conditions of, and to the extent provided in, this Agreement.

SECTION 5.21. Resignation of a Borrower. Any Borrower (other than the Borrower Representative) may cease to be a “Borrower” by furnishing to the Administrative Agent a notice stating that such Borrower resigns as a Borrower hereunder; provided that (a) no Borrower may resign at any time that such Borrower has any outstanding Advances or L/C Obligations; (b) concurrently with any such resignation, the applicable Borrower shall pay (or one of more other Borrowers shall agree to assume the obligation to pay) all accrued and unpaid interest, Facility Fees, Letter of Credit Fees and other amounts payable by such Borrower hereunder; and (c) notwithstanding any such resignation, no Borrower that ceases to be a party hereto shall be released from its obligations under any provision hereof that is stated to survive termination hereof.

ARTICLE VI.

CONDITIONS PRECEDENT

SECTION 6.01. Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement and the obligation of each Bank to make its initial Advance or for an Issuing Bank to issue the initial Letter of Credit hereunder (whichever shall first be requested by a Borrower) is subject to the condition precedent that the Administrative Agent shall have received all of the following:

(a) This Agreement, properly executed by a Responsible Officer of each Borrower, dated the Closing Date.

(b) Notes executed by each Borrower in favor of each Bank that has, at least two Business Days prior to the Closing Date, requested Notes.

(c) A certificate of the secretary or an assistant secretary (or other appropriate officer, director, manager or other representative) certifying and attaching the resolutions of the board of directors and the shareholders, as applicable, of each Borrower approving the Loan Documents, and of all documents evidencing other necessary organizational action with respect to this Agreement and any Notes, including, for Baxter Healthcare SA, a copy of the articles of association and an excerpt of the commercial register, in each case certified by the competent commercial registry not earlier than 10 Business Days before the Closing Date.

(d) Such documents and certifications, dated as of a recent date before the Closing Date, as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing and in good standing, in its jurisdiction of organization.

(e) A certificate of the secretary or an assistant secretary (or other appropriate officer, director, manager or other representative) of each Borrower certifying the names and true signatures of the officers or other representatives of such Borrower authorized to sign this Agreement and any other Loan Documents and the other documents or certificates to be delivered pursuant to this Agreement.

(f) A certificate, signed by the chief financial officer of the Borrower Representative or another officer of the Borrower Representative acceptable to the Administrative Agent, stating that as of the date hereof (i) all representations and warranties in this Agreement are true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) as of such earlier date, (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing and (iii) there are no unreimbursed drawings under any Existing Letter of Credit.

(g) A customary opinion of (i) the New York counsel to the Borrowers, (ii) Swiss counsel to Baxter Healthcare SA and (iii) Belgian counsel to Baxter World Trade SRL, each in form and substance reasonably satisfactory to the Administrative Agent.

(h) (i) Audited consolidated financial statements of the Borrower Representative for the two most recent fiscal years ended at least 60 days prior to the Closing Date (which the Administrative Agent acknowledges, with respect to the 2023 and 2024 fiscal years, have been received) and (ii) unaudited interim consolidated financial statements of the Borrower Representative for each quarterly period in the 2025 fiscal year ended at least 45 days prior to the Closing Date (which the Administrative Agent acknowledges, with respect to the fiscal quarter ended March 31, 2025, have been received).

(i) Each requesting bank shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and information as is reasonably requested in writing by such Bank, at least ten (10) Business Days prior to the Closing Date, about the Borrowers in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the Act. If any Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, such Borrower shall have delivered to each requesting Bank at least three (3) Business Days prior to the Closing Date (to the extent requested by such Bank at least ten (10) Business Days prior to the Closing Date) a Beneficial Ownership Certification in relation to such Borrower.

(j) The Banks, the Administrative Agent and the Co-Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two Business Days prior to the Closing Date, on the Closing Date.

(k) All commitments under the Existing USD Facility and the Existing EUR Facility shall have been (or shall concurrently be) terminated and all amounts owing thereunder (including fees, principal and accrued interest) shall have been (or shall concurrently be) paid in full (other than contingent reimbursement obligations with respect to Existing Letters of Credit).

Without limiting the generality of the provisions of the Section 10.02, for purposes of determining compliance with the conditions specified in this Section 6.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.02. Conditions Precedent to Each Credit Extension. The obligation of each Bank to make any Credit Extension (including the initial Credit Extension but excluding any continuation or Conversion of any Advance) shall be subject to the additional conditions precedent that on the date of such Credit Extension, immediately before and after giving effect to such Credit Extension (and, in the case of a Borrowing, to the application of proceeds therefrom) the following statements shall be true (and each of (a) the giving of a Notice of Borrowing and the acceptance by the Applicable Borrower of the proceeds of such Borrowing and (b) the submission of a request for issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Applicable Borrower that on the date of the applicable Credit Extension, immediately before and after giving effect thereto (and, in the case of a Borrowing, to the application of the proceeds therefrom), such statements are true):

(i) The representations and warranties contained in Section 7.01 (other than subsections (e)(i), (f) and (i) thereof) are correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) on and as of the date of such Credit Extension as though made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) as of such earlier date);

(ii) No event has occurred and is continuing, or would result from such Credit Extension (or, in the case of a Borrowing, from the application of the proceeds therefrom), which constitutes an Event of Default or an Unmatured Event of Default; and

(iii) The Aggregate Revolving Credit Exposure at such time does not exceed the Aggregate Commitments at such time and, if the Credit Extension is in an Alternative Currency, the Aggregate Alternative Currency Exposure at such time does not exceed the Alternative Currency Sublimit.

(iv) The Administrative Agent shall have received a Notice of Borrowing, properly delivered by the Applicable Borrower pursuant to Section 2.02.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) Corporate Existence and Standing. Such Borrower and each Material Subsidiary is duly organized, validly existing and, to the extent such concept is relevant, in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole). Each Swiss Borrower is in compliance with the Swiss Non-Bank Rules; provided that a Swiss Borrower shall not be in breach of this representation if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the

Swiss Twenty Non-Bank Rule is in excess of the relevant threshold solely by reason of (i) a failure by one or more Banks to comply with their obligations under Section 7.02 and Section 11.06 or (ii) one or more Banks having lost its status as a Swiss Qualifying Lender or as one (1) creditor only for the purposes of the Swiss Non-Bank Rules. For the purposes of this Section 7.01, each Swiss Borrower shall assume that the aggregate number of Banks under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

(b) Authorization; No Violation. The execution, delivery and performance by such Borrower of the Loan Documents are within such Borrower’s organizational powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower’s organizational documents or (ii) any law or any contractual restriction binding on or affecting such Borrower, except in the case of this clause (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition or operations of such Borrower and, in the case of the Borrower Representative, its Consolidated Subsidiaries (taken as a whole).

(c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Note.

(d) Validity. This Agreement is, and any Notes when delivered by such Borrower, will be, the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Litigation. Except as disclosed by the Borrower Representative in its SEC filings prior to the date hereof, there is no pending or, to the knowledge of such Borrower, threatened in writing action or proceeding affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability of being adversely determined and if adversely determined would reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole) or (ii) which if adversely determined would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Note to be delivered by such Borrower.

(f) Financial Statements; No Material Adverse Change. Except as disclosed by the Borrower Representative in its SEC filings prior to the date hereof, the Consolidated balance sheet at December 31, 2024, and the related Consolidated statements of income, cash flows and shareholder’s equity and comprehensive income for the period then ended of the Borrower Representative and its Consolidated Subsidiaries filed by the Borrower Representative with the SEC present fairly in all material respects the financial condition of the Borrower Representative and its Consolidated Subsidiaries at December 31, 2024, and the results of the operations and cash flows of the Borrower Representative and its Consolidated Subsidiaries for the year then ended, in conformity with GAAP applied on a basis consistent with that of the preceding year. Except as disclosed by the Borrower Representative in its SEC filings prior to the date hereof, the Consolidated balance sheet at March 31, 2025 and in each case the related Consolidated statements of income and cash flows for the quarter then ended of the Borrower Representative and its Consolidated Subsidiaries filed by the Borrower Representative with the SEC present fairly in all material respects the financial condition of the Borrower Representative and its

Consolidated Subsidiaries at March 31, 2025 and in each case the results of the operations and cash flows of the Borrower Representative and its Consolidated Subsidiaries for the quarter then ended, in conformity with GAAP consistently applied, subject to the absence of footnotes and year-end audit adjustments. Since December 31, 2024, except as disclosed in filings with the SEC prior to the date hereof, there has been no material adverse change in such financial condition or operations.

(g) Investment Company Act. Such Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(h) Regulation U. Neither such Borrower nor any of its Subsidiaries is engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by such Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 221.2(g) of Regulation U issued by the Board) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of such Borrower and/or such Subsidiary subject to such arrangement.

(i) Environmental Matters. The operations of such Borrower and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole).

(j) Anti-Corruption Laws and Sanctions. Such Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of such Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) such Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of such Borrower or such Subsidiary, employees, or (b) to the knowledge of such Borrower, any agent of the Borrower Representative or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except to the extent that all transactions or dealings related to this Agreement and the business of the Borrowers and their Subsidiaries directly or indirectly involving such Sanctioned Person are authorized under U.S. and any other applicable Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction by the Borrowers or any Subsidiary, as contemplated by this Agreement, will violate any Anti-Corruption Law or applicable Sanctions.

(k) EEA Financial Institutions. Such Borrower is not an Affected Financial Institution.

(l) ERISA. No ERISA Event has occurred that would have a material adverse effect on the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole).

SECTION 7.02. Representations and Warranties of the Banks. Each Bank represents and warrants that (a) it (and its Applicable Lending Installation) is a Swiss Qualifying Lender unless otherwise indicated by such Bank, and (b) it shall not assign, participate or otherwise transfer any part of its Commitment or its Advances to any entity that is not a Swiss Qualifying Lender provided that no Event of Default has occurred and is continuing.

ARTICLE VIII.

COVENANTS

SECTION 8.01. Affirmative Covenants of the Borrowers. So long as any Advance shall remain unpaid, any L/C Obligations shall remain outstanding or any Bank shall have any Commitment, each Borrower (except as otherwise specified) will:

(a) Payment of Taxes. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither such Borrower nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (A) which is being contested in good faith and by proper proceedings and with respect to which such Borrower shall have established appropriate reserves in accordance with Applicable Accounting Principles or (B) if the non-payment thereof is not materially adverse to the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole).

(b) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain (after giving effect to any self-insurance), insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Material Subsidiary operates, except in each case where failure to not maintain would not materially adversely affect the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole).

(c) Preservation of Existence, Etc. Preserve and maintain its organizational existence, rights, and franchises, except as otherwise permitted by Section 8.02(b); provided, however, that such Borrower shall not be required to preserve any right or franchise if the board of directors of such Borrower shall determine that the preservation thereof is no longer desirable in the conduct of business of such Borrower and that the loss thereof is not materially adverse to the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole).

(d) Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, all Environmental Laws), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower Representative and its Consolidated Subsidiaries (taken as a whole). Each Swiss Borrower shall at all times comply with the Swiss Non-Bank Rules; provided that a Swiss Borrower shall not be in breach of this covenant if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Banks to comply with their obligations under Section 7.02. For the purposes of this Section 8.01, each Swiss Borrower shall assume that the aggregate number of Banks under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

(e) Keeping of Books. Except as disclosed by the Borrower Representative in its SEC filings prior to the date hereof, keep, and cause each Material Subsidiary to keep, proper books of record and account in a manner to allow financial statements to be prepared in accordance with Applicable Accounting Principles consistently applied in respect of all material financial transactions and matters involving the assets and business of such Borrower and each Material Subsidiary.

(f) Reporting Requirements. Furnish to the Administrative Agent (for distribution to the Banks):

(i) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for quarterly reporting (or five (5) days thereafter if the Borrower Representative timely files a Form 12b-25 (or any successor form)) or (B) fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower Representative, a Consolidated balance sheet of the Borrower Representative and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows (or Consolidated statement of changes in financial position, as the case may be) of the Borrower Representative and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower Representative (it being understood that the certification provided by the chief financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is acceptable for this purpose); provided, however, that at any time the Borrower Representative shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the quarterly balance sheets and statements on Form 10-Q of the Borrower Representative and its Consolidated Subsidiaries for such quarterly period as filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

(ii) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for annual reporting (or fifteen (15) days thereafter if the Borrower Representative timely files a Form 12b-25 (or any successor form)) or (B) one hundred (100) days after the end of each fiscal year of the Borrower Representative, a Consolidated balance sheet of the Borrower Representative and its Consolidated Subsidiaries as of the end of such year and a Consolidated statement of income, cash flows and shareholder’s equity and comprehensive income of the Borrower Representative and its Consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing, on the results of their examination of the Consolidated annual financial statements of the Borrower Representative and its Consolidated Subsidiaries, which report shall be unqualified as to a “going concern” or like qualification or exception or as to the scope of such audit or shall be otherwise reasonably acceptable to the Majority Banks; provided, further, that at any time the Borrower Representative shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the annual balance sheets and statements on Form 10-K of the Borrower Representative and its Consolidated Subsidiaries for such annual period as filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

(iii) Promptly after the sending or filing thereof, copies of all reports which the Borrower Representative files with the SEC under the Exchange Act; provided, that such quarterly and annual financial statements and reports filed with the SEC required pursuant to clauses (i), (ii) and (iii) above shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Borrower Representative’s website at www.baxter.com;

(iv) Together with the financial statements required pursuant to clauses (i) and (ii) above, a certificate signed by the chief financial officer of the Borrower Representative (A) stating that no Event of Default or Unmatured Event of Default exists or, if any does exist, stating the nature and status thereof and describing the action the Borrower Representative proposes to take with respect thereto, and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenant contained in Section 8.02(c);

(v) As soon as possible, and in any event within five (5) Business Days after any Borrower shall become aware of the occurrence of each Event of Default or Unmatured Event of Default, which Event of Default or event is continuing on the date of such statement, a statement of the chief financial officer of such Borrower or another officer of such Borrower reasonably acceptable to the Administrative Agent setting forth details of such Event of Default or event and the action which such Borrower proposes to take with respect thereto; and

(vi) (x) Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation and (y) promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Bank (if any) that would result in a change to the list of beneficial owners identified in such certification, written notice of such change.

(g) Use of Proceeds. Use the proceeds of Borrowings made under or Letters of Credit issued in accordance with this Agreement for general corporate purposes not in violation of any Regulation of the Board (including Regulation U and X of the Board (the “Margin Regulations”)). From and after the Closing Date, neither the Borrower Representative nor any of its Subsidiaries shall directly, or to any Borrower’s knowledge, indirectly, use the proceeds of any Advance or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund any activities of or any business with any Sanctioned Person or in any Sanctioned Country, that, at the time of such funding, is the subject or target of Sanctions in each case of this clause (b), except to the extent permissible for an individual or entity required to comply with Sanctions or (c) in any other manner that will result in a violation of Sanctions applicable to any party hereto.

(h) Anti-Corruption Policies, Etc. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The foregoing representations in this Section 8.01(h) will not apply to any party hereto to which (i) Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, (or any law or regulation implementing such Blocking Regulation in any member state of the European Union)] (the “Blocking Law”), or (ii) the UK Protection of Trading Interests Legislation (“UKPTIL”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of any provision of, the Blocking Law or the UKPTIL, as applicable.

SECTION 8.02. Negative Covenants of the Borrowers. So long as any Advance shall remain unpaid, any L/C Obligations shall remain outstanding or any Bank shall have any Commitment, each Borrower will not:

(a) Liens, Etc. Create, assume or incur, or permit any of the Material Subsidiaries to create, assume or incur, any Security Interest, in each case to secure Debt or any other obligation or liability, other than:

(i) Any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to such Borrower or any other Subsidiary of such Borrower.

(ii) Mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reserves have been established to the extent required by GAAP.

(iii) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license.

(iv) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reserves have been established to the extent required by GAAP.

(v) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, the related judgment does not constitute an Event of Default under Section 9.01(g).

(vi) Landlords’ liens on fixtures located on premises leased by such Borrower or any Material Subsidiary in the ordinary course of business.

(vii) Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state, territory or possession of the United States of America, any political subdivision of any of the foregoing or the District of Columbia (each a “Governmental Entity”), or any department, agency or instrumentality of such Governmental Entity for obligations not yet delinquent.

(viii) Any Security Interest arising by reason of deposits to qualify such Borrower or a Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws.

(ix) Any purchase money Security Interest claimed by sellers of goods on ordinary trade terms.

(x) The extension of any Security Interest existing as of the date hereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date.

(xi) Security Interests on (i) property of a corporation or firm existing at the time such corporation or firm is merged or consolidated with such Borrower or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to such Borrower or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by such Borrower or any of its Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by such Borrower or such Subsidiary in connection with such acquisition; provided that the Security Interests of the type described in this clause (xi) shall not attach to or affect property owned by such Borrower or such Subsidiary prior to the event referred to in this clause (xi).

(xii) Security Interests arising in connection with the sale, assignment or other transfer by such Borrower or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (together with rights and assets related thereto, any of the foregoing being a “Receivable”) owing to such Borrower or any Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guaranties or other property or claims in favor of such Borrower or such Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in all other cases, the aggregate outstanding principal amount of the investment or claim held by purchasers, assignees or other transferees of (or of interests in) such Receivables (as determined by such Borrower using any reasonable methods as of the time any such investment is made or claim is incurred) shall not exceed an amount equal to ten percent (10%) of the Consolidated total assets of the Borrower Representative and its Consolidated Subsidiaries at such time.

(xiii) Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions.

(xiv) Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the borrowing of money.

(xv) Any Security Interest granted by such Borrower or any Material Subsidiary; provided that (i) the property which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building (and any assets related to the property) hereafter acquired, constructed, developed or improved by such Borrower or such Material Subsidiary, and (ii) such Security Interest is created prior to or contemporaneously with, or within 180 days after

(x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be.

(xvi) Any conditional sales agreement or other title retention agreement with respect to property acquired by such Borrower or any Material Subsidiary.

(xvii) Any Security Interest that secures an obligation owed to any Governmental Entity in connection with a bond or other obligation issued by a Governmental Entity to finance the construction or acquisition by such Borrower or any Material Subsidiary of any manufacturing plant, warehouse, office building or parcel of real property (including fixtures).

(xviii) Any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the Consolidated balance sheet of such Borrower.

(xix) Security Interests of financial institutions as collecting banks or with respect to deposit or securities accounts held at such financial institutions, in each case in the ordinary course of business.

(xx) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing clauses (i) through (xix), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property.

(xxi) All Security Interests existing as of the Closing Date.

Notwithstanding the foregoing provisions of this Section 8.02(a) (but without limiting or affecting the provisions of Section 8.02(c)), such Borrower and the Material Subsidiaries may, at any time, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing clauses (i) through (xxi)), provided that the aggregate amount of such Secured Debt, together with the aggregate amount of all other Secured Debt (not including Secured Debt permitted to be secured under the foregoing clauses (i) through (xxi)) of such Borrower and the Material Subsidiaries which is issued, incurred, assumed or guaranteed after the Closing Date does not at such time exceed 12.5% of Consolidated Net Tangible Assets at the time such Debt is issued, incurred, assumed or guaranteed.

(b) Merger, Etc.

(i) With respect to the Borrower Representative:

(A) Merge or consolidate with or into, or Transfer Assets to, any Person, except that the Borrower Representative may (1) merge or consolidate with any corporation, including any Subsidiary, which is a U.S. Corporation and (2) Transfer Assets to any Subsidiary which is a U.S. Corporation; provided, in each case described in clause (1) and (2) above, that (x) immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default and (y) in the case of any merger or consolidation to which such Borrower shall be a party, the survivor of such merger or consolidation shall be the Borrower Representative.

(B) Permit any Material Subsidiary to merge, amalgamate or consolidate with or into, or Transfer Assets to, any Person unless, immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default.

(ii) With respect to any Borrower (other than the Borrower Representative), merge or consolidate with or into, or Transfer Assets to, any Person except that such Borrower may merge or consolidate with any Person so long as (x) immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default and (y) in the case of any merger or consolidation to which such Borrower shall be a party, the survivor of such merger or consolidation shall be such Borrower.

For purposes of this Section 8.02(b): “Transfer Assets” means, when referring to a Borrower, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Borrower and its Subsidiaries considered as a whole and means, when referring to a Material Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Material Subsidiary and its Subsidiaries taken as a whole; and “U.S. Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

(c) Net Leverage Ratio. As of the last day of any fiscal quarter (commencing with fiscal quarter ending June 30, 2025), permit the Net Leverage Ratio on a pro forma basis for the applicable Test Period to be greater than the Net Leverage Ratio set forth in the table below:

Quarter Ending or Ended	Ratio
June 30, 2025	4.25 to 1.00
September 30, 2025	4.00 to 1.00
December 31, 2025 and thereafter	3.75 to 1.00

provided, however, such Net Leverage Ratio shall be increased to 4.50 to 1.00 for each of the four fiscal quarters ending immediately following the consummation of any Material Acquisition.

ARTICLE IX.

EVENTS OF DEFAULT

SECTION 9.01. Events of Default. If any of the following events (each, an “Event of Default,” and, collectively, “Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to (i) pay any installment of interest on any Advance or any Facility Fee payable under Section 5.04(a), or any Letter of Credit Fee payable under Section 4.07 or Section 5.04(b), in each case when due and such default continues for five (5) Business Days, or (ii) pay any amount of principal of any Advance or any Reimbursement Obligation when due; or

(b) Any representation or warranty made or deemed made by any Borrower (or any of its officers) in connection with this Agreement or any Advance or Letter of Credit shall prove to have been incorrect in any material respect (or, if any such representation or warranty is qualified by materiality or material adverse effect, in any respect) when made or deemed made and such incorrect representation or warranty, if capable of being cured, remains so incorrect for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Majority Banks; or

(c) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 8.02(a) or Section 8.02(b) of this Agreement on its part to be performed or observed and such failure shall remain unremedied on the earlier to occur of (i) or (ii): (i) the date thirty (30) days after such Borrower shall have become aware of such failure or (ii) the date that financial statements of the Borrower Representative shall be available from which it may be reasonably ascertained that such failure to perform or observe such term, covenant or agreement shall have occurred. For purposes of clause (ii) above, the date that any financial statements shall be deemed available shall be the date on which the Borrower Representative shall file (or, if earlier, the date the Borrower Representative shall have been required to file) such financial statements with the SEC as part of any report required to be filed pursuant to the Exchange Act; or

(d) Any Borrower shall (i) fail to perform or observe, or shall breach, any other term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed (other than those failures or breaches referred to in subsections (a), (b), (c), (d)(ii) or (d)(iii) of this Section 9.01) and any such failure or breach shall remain unremedied for thirty (30) days after written notice thereof has been given to the Borrowers by the Administrative Agent at the request of any Bank; (ii) fail to perform or observe Section 8.02(c) or the final sentence of Section 8.01(g); or (iii) fail to perform or observe Section 8.01(f)(v) and such failure shall remain unremedied for fifteen (15) days after the occurrence thereof; or

(e) (x) Any Borrower or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than that evidenced by this Agreement) of such Borrower or such Subsidiary when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) which Debt is outstanding under one or more instruments or agreements in an aggregate principal amount not less than $250,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (y) any Debt in an aggregate principal amount not less than $250,000,000 shall become due prior to its scheduled maturity or shall be declared to be due and payable, or required to be prepaid (other than by a scheduled prepayment), prior to the stated

maturity thereof, provided that this clause (y) shall not apply to any of the following: (1) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt or a casualty or similar event, (2) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Debt of an acquired business, (3) any default under Debt of an acquired business if such default is cured, or such Debt is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Debt, (4) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, in each case pursuant to Debt of an acquired business, (5) prepayments required by the terms of Debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements, (6) any voluntary prepayment, redemption or other satisfaction of Debt that becomes mandatory in accordance with the terms of such Debt solely as the result of any Borrower or any Material Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction and (7) any special mandatory redemption or similar provision; or

(f) Any Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or any Borrower or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this subsection (f); provided that, in the case of any such proceeding filed or commenced against any Borrower or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of sixty (60) days, (ii) an order for relief shall have been entered against such Borrower or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect, (iii) such Borrower or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding or (iv) without prejudice to any other provisions of this Article IX, any of the following occurs in respect of a Swiss Borrower: the occurrence of any event or procedure in relation to a Swiss Borrower which is analogous to those listed in the preceding clause (a) and elsewhere in this clause (f) of this Section 9.01 including, inter alia “Zahlungsunfähigkeit” (inability to pay its debts), “Zahlungseinstellung” (suspending making payments), or “Überschuldung” within the meaning of art. 725a et seq. and art. 820 of the Swiss Federal Code of Obligations (CO) (over-indebtedness, i.e. liabilities not covered by the assets), unless any such shortfall is covered by a subordination (Rangrücktritt) which satisfies the requirements of article 725b para. 4 no. 1 CO, duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725b and art. 820 CO, “Konkurseröffnung und Konkurs” (declaration of bankruptcy and bankruptcy), “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), proceedings regarding “Fälligkeitsaufschub” (postponement of maturity), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings), notification of the judge of a capital loss or over-indebtedness under these provisions and “Auflösung / Liquidation” (dissolution/liquidation); or

(g) Any judgment or order for the payment of money shall be rendered against any Borrower or any Material Subsidiary and (i) there shall be any period of sixty (60) consecutive days, in the case of a judgment or order rendered or entered by a court during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (g), shall exceed $250,000,000 (exclusive of the amount thereof covered by insurance, provided that the insurance carrier has acknowledged coverage); provided that the rendering of any such judgment or order shall not constitute an Unmatured Event of Default; or

(h) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $250,000,000; or

(i) A Change of Control shall occur;

then, in any such event but subject to the next sentence, the Administrative Agent may with the consent of the Majority Banks, and shall at the request of the Majority Banks, by notice to the Borrower Representative, (i) declare the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, (ii) declare the entire unpaid principal amount of the Advances, all interest accrued and unpaid thereon and all other amounts payable under this Agreement (including Reimbursement Obligations) to be forthwith due and payable, whereupon the Advances, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, and (iii) demand delivery of, and promptly following such demand each Applicable Borrower shall deliver and pledge to the Administrative Agent (or another Bank selected by such Borrower) for the benefit of the Banks, cash or other collateral of a type satisfactory to the Majority Banks and having a value, as determined by the Administrative Agent, equal to the aggregate undrawn face amount of the Letters of Credit issued for the account of such Borrower and then outstanding and all fees and other amounts then due from such Borrower hereunder. In the event of the occurrence of an Event of Default under Section 9.01(f), (A) the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue Letters of Credit hereunder shall automatically be terminated and (B) the Advances, all such interest and all such amounts (including Reimbursement Obligations) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers, and the obligation of the Borrowers to cash collateralize the L/C Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 9.02. Cash Collateral. Any cash collateral delivered pursuant to Section 9.01 in respect of the outstanding Letters of Credit shall be held by the Administrative Agent or the applicable Bank in a separate interest-bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by and under the control of the Administrative Agent or the applicable Bank for the benefit of all of the Banks and the Issuing Banks as collateral security for the Applicable Borrower’s obligations in respect of this Agreement and each Letter of Credit issued for the account of such Borrower. Amounts held in such account shall be applied on the direction of the Administrative Agent to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit issued for the account of such Borrower, or if no such reimbursement is required, to payment of such of the other obligations due and owing by such Borrower hereunder as the Administrative Agent shall determine. If no Event of Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 9.02, which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or to payment of such of the other obligations due and owing hereunder, shall be promptly returned to the Applicable Borrower upon the Applicable Borrower’s request therefor.

ARTICLE X.

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law and shall not be subject to any fiduciary duties. The Administrative Agent shall, upon written notice to the Borrower Representative, be permitted from time to time to designate one or more of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Advances and Borrowings denominated in Agreed Currencies other than Dollars. The provisions of this Article X shall apply to any such Affiliate mutatis mutandis.

SECTION 10.02. Duties and Obligations. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (i) the Administrative Agent may treat the payee of any Note as the holder thereof unless and until the Administrative Agent receives written notice of the assignment thereof signed by such payee and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as it would have been if it had been an original Bank party hereto, in each case in form satisfactory to the Administrative Agent, (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (iii) the Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic mail or facsimile) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of any Borrower made or deemed to be made hereunder. Further, the Administrative Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrowers or to inspect the property (including the books and records) of any Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of Borrower to perform its obligations hereunder or thereunder.

SECTION 10.03. Administrative Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent, in its separate capacity as a Bank, shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its separate capacity as a Bank. The Administrative Agent, in its separate capacity as a Bank, and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, participate in Letters of Credit issued to and generally engage in any kind of business with, any Borrower, any Subsidiary and any Person which may do business with or own securities of any Borrower or any Subsidiary, all as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

SECTION 10.04. Bank Credit Decision. Each Bank agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrowers. Accordingly, each Bank confirms to the Administrative Agent that such Bank has not relied, and will not hereafter rely, on the Administrative Agent, or any other Bank, (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Administrative Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Borrower or (iii) in entering into this Agreement or in making its own credit decisions with respect to the taking or not taking of any action under this Agreement.

SECTION 10.05. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Applicable Borrower) ratably according to the respective principal amounts of the Commitments then held by each of them (or if the Commitments have at the time been terminated, ratably according to the respective Dollar Equivalent amounts of their Advances then outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification or amendment of this Agreement or preservation of any rights of the Administrative Agent or the Banks under, or the enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 10.06. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and other provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

SECTION 10.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower Representative. Upon any such resignation of the Administrative Agent, the Majority Banks shall have the right to appoint a successor Administrative Agent to assume the position as Administrative Agent of the retiring Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be either a Bank hereunder or a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000 (or its equivalent in another currency). The Borrower Representative shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld (in all such cases the Borrower Representative shall be entitled to take into account its past and then existing commercial banking relationships, among other things); provided that if an Event of Default shall have occurred, such right of the Borrower Representative to approve the successor Administrative Agent shall be suspended during the continuance of such Event of Default. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 10.08. Syndication Agents and Co-Lead Arrangers. None of the Banks identified on the cover page or signature pages of this Agreement as a “Syndication Agent” or a “Co-Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks identified as Syndication Agents or Co-Lead Arrangers in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

SECTION 10.09. Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY CO-LEAD ARRANGER, ANY SYNDICATION AGENT, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY BORROWER, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(d) Each Bank and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s or such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Banks, the Issuing Banks and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Bank or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.10. Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and the Co-Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and the Co-Lead Arrangers, the Syndication Agent or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that none of the Administrative Agent, or the Co-Lead Arrangers, the Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Co-Lead Arranger and Syndication Agent hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.11. Acknowledgements of Banks.

(a) Each Bank and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

(b) Each Bank, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Bank on the Closing Date.

(c) (i) Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 10.11(c) shall be conclusive, absent manifest error.

(ii) Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) Each Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrowers; provided, that this Section 10.11 shall not create any additional obligations of the Borrowers under the Loan Documents or otherwise increase or alter such obligations; provided, further, that neither clauses (x) nor (y) above shall apply with respect to any payment of principal or interest made by the Borrowers to the Administrative Agent or any other Bank on account of the obligations that subsequently results in an erroneous Payment.

(iv) Each party’s obligations under this Section 10.11(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(v) The Banks acknowledge that there may be a constant flow of information between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, on the other hand. Without limiting the foregoing, the Borrowers or their Affiliates may provide information, including updates to previously provided information to the Administrative Agent acting in different capacities, including as Bank, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Banks acknowledge that the Administrative Agent shall not be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Bank with any credit or other information concerning the Advances, the Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of each Borrower or any of its respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any

capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Borrowers, any Affiliate thereof or any other Person. Notwithstanding the foregoing, subject to Section 11.07, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Banks, or any formal or informal committee or ad hoc group of such Banks, including at the direction of the Borrowers.

SECTION 10.12. Borrower Communications.

(a) The Administrative Agent, the Banks and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Banks, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED IN SECTION 10.09(c)) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY BORROWER, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Notice of Borrowing, Notice of Interest Rate Election, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrowers to the Administrative Agent through an Approved Borrower Portal.

Each of the Banks, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(d) Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01. Amendments, Etc.

(a) Subject to the further terms of this Section 11.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 6.01, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances and L/C Obligations, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, or amend the definition herein of “Majority Banks,” (c) amend Section 5.17 in a manner that would alter the pro rata sharing of payments required thereby, (d) amend this Section 11.01, (e) contractually subordinate the obligations of the Borrowers hereunder in right of payment to any other Debt, or (f) release the Borrower Representative from its obligations under Article XII. No amendment, waiver or consent shall: (i) change the Commitments of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (ii) reduce the principal of, or interest on, the Advances or the Reimbursement Obligations or any Facility Fees, Letter of Credit Fees or other amount payable hereunder without the written consent of each Bank directly affected thereby, provided, however, that only the consent of the Majority Banks shall be necessary to amend Section 5.09 or to waive any obligation of any Borrower to pay interest at the rate specified in such Section 5.09, (iii) change any date fixed for any payment in respect of principal of, or interest on, the Advances or the Reimbursement Obligations or any Facility Fees, Letter of Credit Fees or other amount payable hereunder without the written consent of each Bank directly affected thereby or (iv) postpone the scheduled date of expiration of any Commitment without the written consent of each Bank affected thereby. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement. No amendment, waiver or consent shall, without the consent of each Swingline Bank or Issuing Bank affected thereby, amend, modify or waive any provision of Article III, Article IV or alter any rights or obligations with respect to any Swingline Loan or Letter of Credit issued by such Swingline Bank or Issuing Bank. Notwithstanding the foregoing, the actions contemplated by Section 2.05 shall not be subject to the consent of the Banks, except as otherwise expressly provided in such Section 2.05.

(b) Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Banks in accordance with this Section 11.01 shall require the consent or approval of any Bank (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Bank shall be deemed to no longer be a “Bank” hereunder or a party hereto; provided, that any such Bank shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

(c) Notwithstanding any provision herein to the contrary, the Administrative Agent and the Borrower Representative may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Documents; provided that the Administrative Agent shall post such amendment to the Banks (which may be posted to the Approved Electronic Platform) reasonably promptly after the effectiveness thereof.

SECTION 11.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows: if to a Borrower, at the address set forth for such Borrower and/or the Borrower Representative on the signature pages hereof; if from a Borrower to the Administrative Agent or any Bank, to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time; if from the Administrative Agent to any Bank, at the address of such Bank’s Lending Office or, in the case of a notice or communication relating to information delivered under Section 8.01(f), by posting on an Approved Electronic Platform; or, in any case, at such other address as shall be designated by such party in a written notice to the other parties hereto (except in the case of a Borrower, as to which a change of address may be made by notice to the Administrative Agent on behalf of the Banks and except in the case of any Bank, as to which a change of address may be made by notice to the Administrative Agent). Subject to the next sentence, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and communications (i) pursuant to Articles II and X shall not be effective until they are received by the addressee during its normal business hours; and (ii) sent by facsimile to the Applicable Borrower shall not be effective until the sender has received confirmation of receipt (in writing or by telephone) from the intended recipient. The Administrative Agent agrees to deliver promptly to each Bank copies of each report, document, certificate, notice and request, or summaries thereof, which any Borrower is required to, and does in fact, deliver to the Administrative Agent in accordance with the terms of this Agreement, including copies of any reports to be delivered by the Borrower pursuant to Section 8.01(f). Notwithstanding anything to the contrary set forth in this Section 11.02(a), all notifications by the Borrowers in respect of the DQ List shall be sent to the Administrative Agent at the following email address JPMDQ_Contact@jpmorgan.com.

(b) Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or any Issuing Bank pursuant to Article II, III or IV if such Bank or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II, III or IV by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to a Bank’s e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.03. No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver hereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Costs and Expenses; Limitation of Liability; Indemnification.

(a) Each Borrower agrees to reimburse on demand the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses (including, subject to such limits as may be agreed to in writing by the applicable parties from time to time, the reasonable and documented fees, time charges and expenses of one law firm for the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers, and, with the prior written consent of the Borrowers (such consent not to be unreasonably withheld), any special or local counsel deemed appropriate by such law firm) incurred by the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers in connection with the preparation, negotiation, distribution through e-mail or secured website, execution, syndication and enforcement of this Agreement, the Notes, if any, and the other documents to be delivered hereunder or contemplated hereby; provided, however, that such out-of-pocket costs and expenses of the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers through the date of execution of this Agreement shall only be payable as set forth in a separate fee letter or other letter agreement (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agents, the Co-Lead Arrangers and the Borrowers. Each Borrower further agrees to pay on demand all direct out-of-pocket losses, and reasonable out-of-pocket costs and expenses, if any (including reasonable fees and out-of-pocket expenses of outside counsel), of the Administrative Agent, any Issuing Bank, any Swingline Bank and any Bank in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of this Agreement, the Notes, if any, and the other documents delivered hereunder; provided that the Borrowers shall not be obligated to pay the fees, time charges and expenses of any counsel other than (i) a single counsel for the Administrative Agent, (ii) a single counsel for the Banks, (iii) any local or special counsel reasonably determined to be necessary by the counsel referred to in clause (i) or (ii) above, and (iv) any additional counsel reasonably determined to be necessary by any counsel for the Banks pursuant to clause (ii) or (iii) above due to an actual or potential conflict of interest. The obligation of each Borrower to reimburse or pay amounts or provide indemnities pursuant to this Section 11.04(a) and Section 11.04(c) shall be deemed satisfied to the extent that another Borrower has reimbursed or paid such amount or provided such indemnities.

(b) If (i) due to payments made by any Borrower due to acceleration of the maturity of the Term Benchmark Advances pursuant to Section 9.01 or due to any other reason, any Bank receives payments of principal of any Term Benchmark Advance, or any Term Benchmark Advance is converted to a Base Rate Advance, in each case other than on the last day of the Interest Period for such Advance or (ii) any Borrower fails to borrow, convert, continue or prepay any Term Benchmark Advance on the date specified in any notice delivered by it pursuant hereto, such Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional direct out-of-pocket losses, costs or expenses which it may reasonably incur as a result of such payment, Conversion or failure, including, any such loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance; provided that the amount of such loss, cost or expense shall not exceed the amount determined by such Bank to be the excess, if any, of (i) the amount of interest that would have accrued on a principal amount equal to such Advance, at the Term SOFR Rate applicable to such Advance, for the period from the date of such payment to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance) (in either such case, the “Relevant Period”), over (ii) the amount of interest that would accrue on such principal amount for the Relevant Period at the interest rate that such Bank would bid, were it to bid at the commencement of the Relevant Period, for deposits in the applicable currency, in a comparable amount and for the Relevant Period from other banks in the applicable interbank market. For purposes of calculating amounts payable by any Borrower to a Bank under this Section 11.04(b), each Bank shall be deemed to have funded (i) each Term Benchmark Advance made by it at the Term SOFR Rate or Adjusted EURIBOR Rate, as applicable, for such Advance by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period and (ii) each RFR Advance made by it at the Daily Simple SOFR for such Advance by a matching deposit or other borrowing in the applicable interbank market for Dollars for a comparable amount and for a comparable period.

(c) To the extent permitted by applicable law (i) no Borrower shall assert, and each Borrower hereby waives, any claim against the Administrative Agent, any Co-Lead Arranger, any Issuing Bank, any Swingline Bank, any Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions or any Advance or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 11.04(c) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.04(d), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) Subject to the next sentence, each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Issuing Bank, each Swingline Bank, each Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all claims, damages, liabilities and out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of outside counsel) which may be incurred by or asserted against any Indemnitee in connection with or arising out of any investigation, arbitration, litigation, or proceeding (whether or not any such claim, litigation, investigation or proceeding is brought by a Borrower, its equity holders, its Affiliates, its creditors or any other Person) (i) related to this Agreement, any transaction or proposed transaction (whether or not consummated) contemplated hereby or in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not any Indemnitee is a party to such transactions or (ii) related to any Borrower’s entering into this Agreement, or to any actions or omissions of any Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors or employees in connection therewith, and in each case regardless of whether the Indemnitee is party thereto. The Borrowers shall not be required to indemnify any such Indemnitee from or against any portion of such claims, damages, liabilities or expenses (i) arising out of the gross negligence or willful misconduct of such Indemnitee as determined in a final judgment by a court of competent jurisdiction or (ii) that result from the violation by such Indemnitee of any law or judicial order.

SECTION 11.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 9.01, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Notes issued by such Borrower held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and any Notes and of whether or not such obligations may be matured. Each Bank agrees promptly to notify the Applicable Borrower after any such set-off and application made by such Bank, but the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.05 are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

SECTION 11.06. Binding Effect; Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (g) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Bank may assign, participate or otherwise transfer all or any part of, or interest in, such Bank’s rights and obligations hereunder and under the Notes issued to it hereunder to one or more Persons (excluding Ineligible Institutions and Persons which are not Swiss Qualifying Lenders provided that no Event of Default has occurred and is continuing); provided that (i) in the case of any assignment or other transfer (other than a participation) to a Person that is not a Bank, an Affiliate of a Bank or an Approved Fund, the Borrower Representative (except during the continuance of an Event of Default), the Issuing Banks, the Swingline Banks and the Administrative Agent, in each case whose consent shall not be unreasonably withheld, conditioned or delayed, shall have expressly agreed in writing; provided that a material increase in counterparty risk shall be reasonable grounds (although not exclusive grounds) for the withholding of such consent; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof (except that there shall be no deemed consent with respect to an assignment to an Ineligible Institution); and further provided that no consent of the Borrower Representative shall be required for any assignment made in connection with the primary syndication of the Advances; (ii) in the case of any assignment in part, the amount of the Commitment being assigned pursuant to such assignment shall in no event be less than $5,000,000 (or a lesser amount approved by the Administrative Agent and, except during the continuance of an Event of Default, the Borrower Representative); and (iii) any participation shall be in compliance with Section 11.06(f). Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of one Class of Commitments or Advances. Upon the effectiveness of any such assignment (but not in the event of any such participation or other transfer), such assignee shall be a Bank hereunder and shall have all the rights and benefits thereof. However, unless and until the conditions for the Administrative Agent’s treating such assignee as holder pursuant to clause (c) below shall have been satisfied, such assignee shall not be entitled to exercise the rights of a Bank under this Agreement and the Administrative Agent shall not be obligated to make payment of any amount to which such assignee may become entitled hereunder other than to the Bank which assigned its rights to such assignee. Nothing contained herein shall impair the ability of any Bank, in its discretion, to agree, solely as between itself and its assignees, participants and other transferees, upon the manner in which such Bank shall exercise its rights under the Loan Documents made to such Bank. The assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (f) of this Section.

(c) In order to effect any assignment permitted hereunder by a Bank of all or any portion of its Commitment hereunder, the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), (x) an agreement substantially in the form of Exhibit 11.06 hereto (an “Assignment and Acceptance”) or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or assignee. Upon such execution, delivery, acceptance and recording and delivery to the Administrative Agent of such assignee’s Administrative Questionnaire, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.13, 5.15 and 11.04 for any events or circumstances occurring or existing before the effective date of assignment); provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 3.02, Section 4.05, Section 4.06, Section 5.03(b), 5.14(d) or Section 10.05, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) By executing and delivering (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.01(f) (and any later statements delivered pursuant to Section 8.01(f)) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Bank may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Banks (but with notice to the Borrower Representative, unless such participation is sold to an Affiliate of such Bank), sell to any Person (other than (i) a Person which is not a Swiss Qualifying Lender provided that the sale to a Person which is not a Swiss Qualifying Lender is permissible if an Event of Default has occurred and is continuing or (ii) any Ineligible Institution) (each, a “Participant”) participations in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Bank’s participations in Swingline Loans) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.05 without regard to the existence of any participation. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the third sentence of Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.13 and 5.15 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to this Section (it being understood that the documentation required under Section 5.15(f) shall be delivered to the Applicable Borrower and the Administrative Agent) to the same extent as if it were a Bank and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 5.18 and of the last sentence of Section 5.11 as it if were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.13 or 5.15 with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells participation agrees, at the request and expense of any Borrower, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 5.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.05 as though it were a Bank; provided that such Participant agrees to be subject to Section 5.17 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participations for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Bank entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Bank or Participant and (y) the execution by the Borrower Representative of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Banks by the Borrowers, the Administrative Agent or any other Bank, (y) attend or participate in meetings attended by the Banks and the Administrative

Agent, or (z) access any electronic site established for the Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Banks that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (x) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Banks and/or (y) provide the DQ List to each Bank or potential Bank requesting the same.

(v) The Administrative Agent and the Banks shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Bank shall (x) be obligated to ascertain, monitor or inquire as to whether any other Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(h) Notwithstanding anything contained herein to the contrary, each Bank may pledge its right, title and interest under this Agreement and any Note made to it to the Board, or any other Governmental Authority, as security for financial accommodations or privileges being provided or extended to such Bank by such Governmental Authority.

SECTION 11.07. Confidentiality. The Administrative Agent, each Bank and each Issuing Bank agree to hold any Information (as defined below) which it may receive from any Borrower pursuant to the Loan Documents in confidence, except for disclosure (i) to its Affiliates, legal counsel, accountants, and other professional advisors, and then solely on a need-to-know basis, (ii) in response to any request or order therefor issued by any Governmental Authority, (iii) as required by law, regulation, or judicial process, (iv) within any legal proceeding to enforce any of its rights or remedies hereunder; provided that an Event of Default shall have occurred hereunder and the requisite Banks shall have elected under Section 9.01 to enforce such rights or remedies against the Borrowers, (v) to any actual or prospective permitted assignee or Participant under Section 11.06, (vi) to any agents and advisors of a Bank solely in connection with the administration of this Agreement and the Advances and L/C

Obligations hereunder, (vii) of Information which has already become publicly available at the time of such disclosure, (viii) to any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to any Borrower and its obligations, (ix) on a confidential basis to (1) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (x) to any other party to this Agreement and (xi) with the consent of the Borrowers. In the case of disclosure pursuant to clause (ii) or (iii) above, the disclosing party agrees, to the extent practicable and permitted by applicable law, regulation or judicial process, to promptly notify the Borrower Representative prior to such disclosure and to request confidential treatment if any Borrower so requests. “Information” means all information received from any Borrower relating to the Borrowers or their business, other than (i) any such information that is available to the Administrative Agent, the Issuing Bank or any Bank on a non-confidential basis prior to disclosure by any Borrower (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and (iii) the DQ List (which may be disclosed to any assignee or Participant, or prospective assignee or Participant).

For the avoidance of doubt, nothing in this Section 11.07 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.07 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT A BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.08. Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the internal laws (as distinguished from the conflicts of laws rules) of the State of New York.

SECTION 11.09. Jurisdiction; Consent to Service of Process.

(a) Each of the Banks and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or any of its Related Parties by any Bank relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02; provided, however, that with respect to Baxter Healthcare SA, Baxter World Trade SRL or any Additional Borrower, service of process on such Borrower may be made on the Borrower Representative in the manner provided for notices in Section 11.02 and addressed to such Borrower, and each Borrower agrees that such service so made shall be effective against such Borrower. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrowers, (including any of the foregoing relating to reductions of the Letter of Credit Commitment of any Issuing Bank) including, the fee letters (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and the Borrowers, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrowers, the Banks parties hereto and the Administrative Agent. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, in each case to the extent permitted by applicable law; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks, and such Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original to the extent permitted by applicable law, (B) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record) to the extent permitted by applicable law, (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Banks’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 11.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 11.13. Entire Agreement. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrowers, including, the fee letters (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agents, the Co-Lead Arrangers and the Borrowers, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrowers, the Banks parties hereto and the Administrative Agent.

SECTION 11.14. Existing USD Facility and Existing EUR Facility. The Banks that are parties to the Existing USD Facility and/or the Existing EUR Facility (which constitute “Majority Banks” under each) waive any notice of the termination of the commitments thereunder and such Banks and the Borrowers agree that such commitments automatically shall terminate concurrently with the effectiveness hereof pursuant to Section 6.01.

SECTION 11.15. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of a Borrower in respect of any sum due to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Administrative Agent, as the case may be, in the specified currency, the Applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 5.17, such Bank or the Administrative Agent, as the case may be, agrees to remit such excess to the Applicable Borrower.

SECTION 11.16. USA PATRIOT ACT; Beneficial Ownership. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation hereby notifies the Borrowers that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Bank to identify the Borrowers in accordance with the Act and the Beneficial Ownership Regulation.

SECTION 11.17. No Advisory or Fiduciary Responsibility.

(a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to such Borrower with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 11.18. Lending Installations. Notwithstanding any other provision of this Agreement, each Bank at its option may make any Advance or issue any Letter of Credit, as applicable, by causing any domestic or foreign office, branch or Affiliate of such Bank (an “Applicable Lending Installation”) to make such Advance or Letter of Credit that has been designated by such Bank to the Administrative Agent; provided that a Bank shall not designate an Alternate Lending Installation if the effect of doing so would increase the amount of the Applicable Borrower’s obligations pursuant to Section 5.13 or 5.15 relative to what they would be absent such designation. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Bank and the Advances, Letters of Credit and any Notes issued hereunder shall be deemed held by each Bank for the benefit of any such Applicable Lending Installation. Each Bank may, by written notice to the Administrative Agent and the Applicable Borrower, designate replacement or additional Applicable Lending Installations through which Advances or Letters of Credit will be made by it and for whose account Advance or Letter of Credit payments are to be made. Any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Advance or Letter of Credit in accordance with the terms of this Agreement.

SECTION 11.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.21. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Advance or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Bank Funding Rate to the date of repayment, shall have been received by such Bank.

SECTION 11.22. Termination of Commitments Under the Existing USD Facility and the Existing EUR Facility. Each of the signatories hereto that is also a party to the Existing USD Facility hereby agrees that, as of the Closing Date, all of the commitments to extend credit under the Existing USD Facility to which such signatory is a party will be terminated and cancelled automatically and any and all required notice periods in connection with such termination are hereby waived and of no further force and effect. Each of the signatories hereto that is also a party to the Existing EUR Facility hereby agrees that, as of the Closing Date, all of the commitments to extend credit under the Existing EUR Facility to which such signatory is a party will be terminated and cancelled automatically and any and all required notice periods in connection with such termination are hereby waived and of no further force and effect.

SECTION 11.23. Belgian Provisions.

(a) With regard to the Belgian Civil Code provisions: (i) each party hereto agrees to waive Article 5.74, Article 5.90, second paragraph and Article 5.239, §2 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under Article 5.74, Article 5.90, second paragraph or Article 5.239, §2 of the Belgian Civil Code, (ii) each party hereto expressly and irrevocably waives (for itself and on behalf of any of its Affiliates) to the fullest extent legally permitted: (A) any non-contractual claim or right it may have against any party hereto pursuant to article 6.3, §1 of the Belgian Civil Code in respect of any breach by any party hereto of any of its obligations under any Loan Document, and (B) any non-contractual claim and right it may have against any Auxiliaries of each other party hereto pursuant to article 6.3, §2 of the Belgian Civil Code in connection with any Loan Document, and (iii) each party hereto agrees that the foregoing clauses (i) and (ii) shall apply to each Loan Document governed by Belgian law, without prejudice to the rights of the Loan Parties as expressly set forth herein and therein. For the purposes hereof, “Auxiliary” means any person or entity who performs (in whole or in part) any obligation of a party hereto, is engaged in relation to the performance of any obligation under any Loan Document, or represents a party hereto in connection with any Loan Document (whether in its own name and/or for its own account, or in the name and/or for the account of a party hereto), including auxiliaries (“hulppersonen/auxiliaires”) of a party hereto as referred to in article 6.3, §2 of the Belgian Civil Code. This includes any affiliate, director, officer, board member, manager, employee, founder, member, partner, shareholder, associate, volunteer, agent, attorney, advisor or contractor of a Party. For the avoidance of doubt, this definition also includes any subsequent tiers of such auxiliaries, including any secondary, tertiary, or further removed auxiliaries, irrespective of their level or order in the chain of appointment. Each Person who become a Lender after the date of this Agreement expressly waives any priority of ranking such Person may have in connection with the Loan Documents pursuant to the Belgian Act of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector (Wet van 3 augustus 2012 betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/Loi du 3 août 2012 relative à des mesures diverses pour faciliter la mobilisation de créances dans le secteur financier) and/or Articles 81ter to 81undecies of the Belgian Mortgage Act (Hypotheekwet/Loi hypothécaire).

(b) Where this Agreement refers to any computation of a term or period of time, article 1.7 of the Belgian Civil Code shall not apply.

ARTICLE XII.GUARANTY.

SECTION 12.01. Guaranty.

(a) The Borrower Representative hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of (i) the principal of and interest on the Advances (including Swingline Loans) and reimbursement obligations in respect of Letters of Credit made or issued by the Banks, the Swingline Banks and Issuing Banks to, and any Notes held by the Banks of, the other Borrowers and (ii) all other amounts from time to time owing to the Banks, the Swingline Banks, the Issuing Banks or the Administrative Agent by the other Borrowers under the Loan Documents (collectively, the “Guaranteed Obligations”). This is a guaranty of payment, not a guaranty of collection. The Borrower Representative waives notice of the acceptance of the guaranty hereunder and of the extension, incurrence or continuance of the Guaranteed Obligations or any part thereof. The Borrower Representative further waives all setoffs and counterclaims and presentment, protest, notice, filing of claims with a court in the event of receivership, bankruptcy or reorganization of any Borrower, demand or action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Banks to sue the Borrower Representative, any other Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof. The Borrower Representative hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than indefeasible payment in full (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations) of the Guaranteed Obligations), setoff, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including any claim of waiver, release, surrender, alteration or compromise. The validity and enforceability of this Article XII shall not be impaired or affected by any of the following: (i) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (ii) [intentionally omitted]; (iii) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (iv) [intentionally omitted]; (v) the non-enforceability or invalidity of the Guaranteed Obligations or any part thereof or the spuriousness, non-enforceability or invalidity of any agreement relating thereto; (vi) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, any part thereof or amounts which are not covered by Article XII even though the Banks might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Article XII; (vii) any change of ownership of any Borrower or the insolvency, bankruptcy or any other change in the legal status of any Borrower; (viii) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (ix) the failure of any Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Article XII, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Article XII; (x) the existence of any claim, setoff or other rights which the Borrower Representative may have at any time against any other Borrower or any other guarantor or any other Person in connection herewith or with any unrelated transaction; (xi) the Banks’ election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (xii) any borrowing, use of cash collateral, or grant of a security interest by any Borrower, as debtor in possession, under Section 363 or 364 of the United States Bankruptcy Code; (xiii) the disallowance of all or any portion of the Bank’s claims for repayment of the Guaranteed Obligations under Section 502 or 506 of the United States Bankruptcy Code; or (xiv) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of the Borrower Representative from its obligations hereunder, all whether or not the Borrower Representative shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (i) through (xiv) of this Section. It is agreed that the Borrower Representative’s liability hereunder is independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Borrower Representative’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrower of the Guaranteed Obligations in the manner agreed upon among the Agent, the Borrowers and the Banks. Credit may be granted or continued from time to time by the Banks to any Borrower without notice to or authorization from the Borrower Representative regardless of any Borrower’s financial or other condition at the time of any such grant or continuation. The Banks shall not have an obligation to disclose or discuss with the Borrower Representative their assessment of the financial condition of any Borrower.

(b) Until the irrevocable payment in full of the Guaranteed Obligations and termination of all commitments which could give rise to any of the Guaranteed Obligations, (i) the Borrower Representative shall have no right of subrogation with respect to the Guaranteed Obligations, (ii) the Borrower Representative hereby waives any right to enforce any remedy which the Agent or the Banks now have or may hereafter have against any other Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and (iii) the Borrower Representative hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent or the Banks to secure payment of the Guaranteed Obligations or any part thereof or any other liability of any other Borrower to the Banks.

(c) In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, all such amounts shall nonetheless be payable by the Borrower Representative forthwith upon demand by the Agent or the Banks. The Borrower Representative further agrees that, to the extent that any Borrower makes a payment or payments to any of the Banks on the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to the applicable Borrower, its estate, trustee, receiver, debtor in possession or any other party, including the Borrower Representative, under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

(d) No delay on the part of the Agent or the Banks in the exercise of any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Banks of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Article XII be binding upon the Agent or the Banks, except as expressly set forth in a writing duly signed and delivered on the Banks’ behalf of the Agent. The failure by the Agent or the Banks at any time or times hereafter to require strict performance by the Borrower Representative or any other Borrower of any of the provisions, warranties, terms and conditions contained in any promissory note, pledge agreement, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection with, this Agreement by any Borrower or the Borrower Representative and delivered to the Agent or the Banks shall not waive, affect or diminish any right of the Agent or the Banks at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Agent or the Banks, their agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered on the Banks’ behalf by the Agent. No waiver by the Agent or the Banks of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Banks permitted hereunder shall in any way affect or impair the Agent’s or the Banks’ rights or powers, or the obligations of the Borrower Representative under this Article XII. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Obligations owing by the Borrower Representative to the Banks shall be conclusive and binding on the Borrower Representative irrespective of whether the Borrower Representative was a party to the suit or action in which such determination was made.

(e) Notwithstanding any other provision hereof, the right of recovery against the Borrower Representative hereunder shall be limited to the maximum amount that can be guaranteed by Borrower Representative without rendering Borrower Representative’s obligations hereunder void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law.

(f) The Borrower Representative agrees that any and all claims of the Borrower Representative against any other Borrower (in such capacity, an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, the Borrower Representative may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness.

(g) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower Representative hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower Representative in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any holder of the Guaranteed Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such holder of the Guaranteed Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such holder of the Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency, the Borrower Representative agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such holder of the Guaranteed Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (i) the sum originally due to any holder of the Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency and (ii) amounts shared with other holders of the Guaranteed Obligations as a result of allocations of such excess as a disproportionate payment to such other holder of the Guaranteed Obligations under Section 5.17, such holder of the Guaranteed Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to the Borrower Representative.

(h) Subject to the provisions of this Section 12.01(k), this Article XII shall continue in effect until this Agreement has terminated, the Guaranteed Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations) have been paid in full and the other conditions of this Article XII have been satisfied.

(i) In addition to and without limitation of any rights, powers or remedies of the Agent or the Banks under applicable law, any time after maturity of the Guaranteed Obligations, whether by acceleration or otherwise, the Agent or any of the Banks may, in its sole discretion, with notice after the fact to the Borrower Representative (provided that any failure to give such notice shall not affect the validity of any such appropriation or application referred to herein) and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of any Guaranteed Obligations (i) any indebtedness due or to become due from the Banks to the Borrower Representative, and (ii) any moneys, credits or other property belonging to the Borrower Representative (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Agent or any Bank whether for deposit or otherwise.

[Signature Pages Follow]

The parties hereto have caused this Agreement to be executed by their respective duly authorized officers or agents, as of the date of this Agreement.

BAXTER INTERNATIONAL INC.

By:	/s/ Karen Leets
Name: Karen Leets
Title: Senior Vice President and Treasurer
Address for Notice Purposes:
One Baxter Parkway
Deerfield, Illinois 60015
Attention:	Karen Leets;
Ellen Bradford;
Christine Fleming
Telephone:	Omitted
Email:	Omitted

BAXTER HEALTHCARE SA

By:	/s/ Karen Leets
Name: Karen Leets
Title: Authorized Signatory
Address for Notice Purposes:
One Baxter Parkway
Deerfield, Illinois 60015
Attention:	Karen Leets;
Ellen Bradford;
Christine Fleming
Telephone:	Omitted
Email:	Omitted

Signature Page to

Baxter Five-Year Credit Agreement

BAXTER WORLD TRADE SRL

By:	/s/ Karen Leets
Name: Karen Leets
Title: Authorized Signatory
Address for Notice Purposes:
One Baxter Parkway
Deerfield, Illinois 60015
Attention:	Karen Leets;
Ellen Bradford;
Christine Fleming
Telephone:	Omitted
Email:	Omitted

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Baxter Five-Year Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Bank, as a Swingline Bank, as an Issuing Bank and as Administrative Agent

By:	/s/ Shivam Joshi
Name:	Shivam Joshi
Title:	Vice President

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Baxter Five-Year Credit Agreement

CITIBANK, N.A., individually as a Bank, Swingline Bank and as an Issuing Bank

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

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Baxter Five-Year Credit Agreement

BANK OF AMERICA, N.A., individually as a Bank, Swingline Bank and as an Issuing Bank

By:	/s/ Darren Merten
Name:	Daren Merten
Title:	Director

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Baxter Five-Year Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Vice President

By:	/s/ Ming K Chu
Name:	Ming K Chu
Title:	Director

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Baxter Five-Year Credit Agreement

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Nicholas Merino
Name:	Nicholas Merino
Title:	Authorized Signatory

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Baxter Five-Year Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION as a Bank

By:	/s/ Dennis Tybor
Name:	Dennis Tybor
Title:	Senior Vice President

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Baxter Five-Year Credit Agreement

MIZUHO BANK, LTD., as a Bank

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Managing Director

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Baxter Five-Year Credit Agreement

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

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Baxter Five-Year Credit Agreement

SOCIETE GENERALE, as a Bank

By:	/s/ Shelley Yu
Name:	Shelley Yu
Title:	Director

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Baxter Five-Year Credit Agreement

The Bank of Nova Scotia, as a Bank

By:	/s/ Iain Stewart
Name:	Iain Stewart
Title:	Managing Director

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Baxter Five-Year Credit Agreement

The Toronto-Dominio Bank, New York Branch, as a Bank

By:	/s/ Mike Tkach
Name:	Mike Tkach
Title:	Authorized Signatory

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Baxter Five-Year Credit Agreement

U.S. Bank National Association, as a Bank

By:	/s/ David Rofsky
Name:	David Rofsky
Title:	Senior Vice President

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Baxter Five-Year Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Bank

By:	/s/ Andrea S Chen
Name:	ANDREA S CHEN
Title:	MANAGING DIRECTOR

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Baxter Five-Year Credit Agreement

Bank of China Limited, Chicago Branch, as a Bank

By:	/s/ Libo Sun
Name:	Libo Sun
Title:	SVP & Branch Manager

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Baxter Five-Year Credit Agreement

MUFG Bank, LTD., as a Bank

By:	/s/ Andrew Moore
Name:	Andrew Moore
Title:	Authorized Signatory

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Baxter Five-Year Credit Agreement

Exhibit 5.20

[Omitted]

Exhibit 11.06

[Omitted]

ANNEX 1

[Omitted]

EXHIBIT C-1

[Omitted]

EXHIBIT C-2

[Omitted]

EXHIBIT C-3

[Omitted]

EXHIBIT C-4

[Omitted]

Schedule 1.01

[Omitted]

Schedule 1.02

[Omitted]

Schedule 5

PRICING MATRIX

The Applicable Term Benchmark and RFR Margin, the Applicable Base Rate Margin, the Facility Fee Rate and the Letter of Credit Fee Rate, respectively, shall be determined in accordance with the table below (in basis points per annum) and the other provisions of this Schedule 5 on the basis of the publicly announced ratings (“Credit Ratings”) by Moody’s, S&P and Fitch on the Borrower Representative’s senior unsecured Debentures, the applicable rate to change when and as such Credit Ratings change.

	Level I	Level II	Level III	Level IV	Level V	Level VI
Reference Rating (Moody’s/S&P/Fitch)	≥ A2 /A / A	≥ A3 / A- / A-	≥ Baa1 /BBB+ /BBB+	≥ Baa2 /BBB /BBB	≥ Baa3 /BBB- /BBB-	< Baa3 /BBB- /BBB-
Facility Fee Rate	7.0	9.0	10.0	12.5	15.0	20.0
Applicable Term Benchmark and RFR Margin	80.5	91.0	102.5	112.5	122.5	142.5
Applicable Base Rate Margin	0.0	0.0	2.5	12.5	22.5	42.5
Letter of Credit Fee Rate	80.5	91.0	102.5	112.5	122.5	142.5

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Fitch Rating” means, at any time, the rating issued by Fitch Ratings Inc. or any successor, and then in effect with respect to the Borrower Representative’s senior unsecured long-term debt securities without third-party credit enhancement.

“Level I Status” exists at any date if, on such date, the Borrower Representative has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of A2, (ii) S&P Rating of A and (iii) Fitch Rating of A.

“Level II Status” exists at any date if, on such date, (a) the Borrower Representative has not qualified for Level I Status and (b) the Borrower Representative has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of A3, (ii) S&P Rating of A- and (iii) Fitch Rating of A-.

“Level III Status” exists at any date if, on such date, (a) the Borrower Representative has not qualified for Level I Status or Level II Status and (b) the Borrower Representative has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of Baa1, (ii) S&P Rating of BBB+ and (iii) Fitch Rating of BBB+.

“Level IV Status” exists at any date if, on such date, (a) the Borrower Representative has not qualified for Level I Status, Level II Status or Level III Status and (b) the Borrower Representative has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of Baa2, (ii) S&P Rating of BBB and (iii) Fitch Rating of BBB.

“Level V Status” exists at any date if, on such date, (a) the Borrower Representative has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (b) the Borrower Representative has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of Baa3, (ii) S&P Rating of BBB- and (iii) Fitch Rating of BBB-.

“Level VI Status” exists at any date if, on such date, the Borrower Representative has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. or any successor, and then in effect with respect to the Borrower Representative’s senior unsecured long-term debt securities without third-party credit enhancement.

“Rating” means Moody’s Rating, S&P Rating or Fitch Rating.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Financial Services, LLC, or any successor, and then in effect with respect to the Borrower Representative’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Facility Fee Rate, Applicable Base Rate Margin, Applicable Term Benchmark and RFR Margin and Letter of Credit Fee Rate shall be determined in accordance with the foregoing table based on the Borrower Representative’s Status as determined from its then-current Ratings; provided that if at any time there is a split in the Ratings issued by Moody’s, S&P and Fitch, then notwithstanding the foregoing, Status shall be based upon the two Ratings upon which the highest Status applies (with Level I Status being the highest and Level VI Status being the lowest) (or if only two Ratings are received, the higher of the two Ratings), unless (1) the lowest Rating is more than one tier lower than the other two Ratings, in which case Status shall be one level lower than the otherwise applicable Status (or if only two Ratings are received and the lower Rating is more than one tier lower than the higher Rating, in which case Status shall be one level lower than the Status corresponding to the higher Rating) and (2) the Ratings issued by Moody’s, S&P and Fitch are all in different tiers, in which case Status shall be determined by the second highest of the three Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. Level IV Status shall apply for any initial Advances on the Closing Date. If the Borrower Representative does not have at least two of the three Ratings, Level VI Status shall apply.